SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

THE CLOROX COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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THE CLOROX COMPANY

Notice of 2002 Annual Meeting

Proxy Statement
and
Annual Financial Statements

Annual Meeting of

Stockholders

November 20, 2002

PROPOSAL NO. 1: NOMINEES FOR ELECTION AS DIRECTORS
ORGANIZATION OF THE BOARD OF DIRECTORS
BENEFICIAL OWNERSHIP OF VOTING SECURITIES
CERTAIN RELATIONSHIPS AND TRANSACTIONS
AUDIT COMMITTEE REPORT
EMPLOYEE BENEFITS AND MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION PHILOSOPHY
SUMMARY COMPENSATION TABLE
OPTIONS AND STOCK APPRECIATION RIGHTS
COMPARATIVE STOCK PERFORMANCE
EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2: RATIFICATION OF CERTIFIED PUBLIC ACCOUNTANTS
OTHER BUSINESS
OTHER INFORMATION
SOLICITATION OF PROXIES
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
APPENDIX A
MANAGEMENT’S DISCUSSION AND ANALYSIS
FINANCIAL POSITION AND LIQUIDITY
MARKET-SENSITIVE DERIVATIVES AND FINANCIAL INSTRUMENTS
ENVIRONMENTAL MATTERS
NEW ACCOUNTING STANDARDS
CRITICAL ACCOUNTING POLICIES
CAUTIONARY STATEMENT
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS’ REPORT
FIVE-YEAR FINANCIAL SUMMARY

THE CLOROX COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 20, 2002

The Annual Meeting of Stockholders of The Clorox Company, a Delaware corporation (the “Company”), will be held at 9:00 A.M. on Wednesday, November 20, 2002, at the offices of the Company, 1221 Broadway, Oakland, California, for the following purposes:

1.	To elect a board of eleven directors to hold office until the next annual election of directors;

2.	To ratify the selection of Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2003; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on September 23, 2002 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Company at 1221 Broadway, Oakland, California.

Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring a form of identification to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms you are the beneficial owner of those shares.

A copy of the Company’s annual report for the fiscal year ended June 30, 2002 is included with this mailing.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL READ THE ENCLOSED PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND THEN VOTE (1) BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE, OR (2) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD, OR (3) VIA THE INTERNET AS INDICATED ON THE PROXY CARD. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

By Order of the Board of Directors

Peter D. Bewley,
Senior Vice President — General Counsel
and Secretary

October 7, 2002

THE CLOROX COMPANY

1221 Broadway
Oakland, California 94612

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company, to be held at 9:00 A.M. on November 20, 2002 at the above offices of the Company (the “Annual Meeting”).

This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about October 7, 2002. The costs of this proxy solicitation are borne by the Company.

THE PROXY

A stockholder giving the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company or by voting in person at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

The only voting securities of the Company are its shares of Common Stock, of which 220,475,431 shares were outstanding and entitled to vote at the close of business on September 23, 2002. Only stockholders of record at the close of business on September 23, 2002 are entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

The holders of a majority of the issued and outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Abstentions and broker non-votes are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions are not counted as votes cast on the ratification of the appointment of independent auditors. Broker non-votes are not counted as votes cast on any matter to which they relate.

PROPOSAL NO. 1:

NOMINEES FOR ELECTION AS DIRECTORS

At the Annual Meeting, eleven persons will be elected as members of the board of directors, each for a one-year term. The Nominating Committee of the board of directors has nominated the eleven persons listed below for election at the Annual Meeting. All of such nominees were elected at the Company’s Annual Meeting of Stockholders held on November 28, 2001. The proxies given to the proxyholders will be voted or not voted as directed and, if no direction is given, will be voted FOR these eleven nominees. The board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the board of directors may nominate in the place of such nominee. Directors will be elected by a plurality of the shares represented and voting at the meeting.

Certain information with respect to each nominee appears on the following pages, including age, period or periods served as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations. Ages are as of July 31, 2002.

Name, Principal Occupation	Director
And Other Information	Since

DANIEL BOGGAN, JR. Senior Vice President, the National Collegiate Athletic Association.	1990

Mr. Boggan became senior vice president of the National Collegiate Athletic Association in 1996, after having been group executive director for education services for the National Collegiate Athletic Association since November 1994. Previously, he had been vice chancellor for business and administrative services at the University of California at Berkeley since 1986. Prior to that, he served several cities and two counties as a senior manager. Mr. Boggan is a director of Payless Shoesource, Inc. and serves on various local boards. Age: 56.

TULLY M. FRIEDMAN Chairman and Chief Executive Officer, Friedman Fleischer & Lowe LLC.	1997

Mr. Friedman is the chairman and chief executive officer of Friedman Fleischer & Lowe LLC (a private investment firm). Prior to forming Friedman Fleischer & Lowe, Mr. Friedman was a founding partner of Hellman & Friedman (a private investment firm) and a managing director and general partner of Salomon Brothers, Inc. He is a director of Archimedes Technology Group, CapitalSource, LLC, Levi Strauss & Co., Mattel, Inc., and McKesson Corporation. He is also a member of the executive committee, a trustee, and the treasurer of the American Enterprise Institute. Age: 60.

CHRISTOPH HENKEL Vice-Chairman of the Shareholders’ Committee, Henkel KGaA.	2000

Mr. Henkel is a vice-chairman of the shareholders’ committee of Henkel KGaA, Düsseldorf, Germany (a manufacturer of household products, cosmetics/toiletries, adhesives and surface technologies products). He is currently a director of Head Sports AG and a general partner of Dunton LLC and Page One LLC, both real estate development firms. His business experience includes general management positions at Interpublic Company, Nestle S.A. and Henkel KGaA. He is a member of the Henkel family, which controls Henkel KGaA, and is nominated pursuant to an understanding between the Company and Henkel KGaA (see Certain Relationships and Transactions, page 9 below). Age: 44.

Name, Principal Occupation	Director
And Other Information	Since

WILLIAM R. JOHNSON Chairman, President and Chief Executive Officer, H.J. Heinz Company.	2001

Mr. Johnson is chairman, president and chief executive officer of H.J. Heinz Company (a leading food processor). Mr. Johnson was named president and CEO of Heinz in April 1998 and assumed the additional role of chairman in September 2000. Prior to joining Heinz in 1982, he was employed by Drackett, Ralston-Purina and Anderson-Clayton. Mr. Johnson serves as a director of Grocery Manufacturers of America. Age: 53.

ROBERT W. MATSCHULLAT Former Vice Chairman and Chief Financial Officer of The Seagram Company Ltd.	1999

Mr. Matschullat was the vice chairman and chief financial officer of The Seagram Company Ltd. (a global company engaging in two business segments: entertainment and spirits and wine) until his relinquishment of his position as chief financial officer in December 1999 and retirement from his position as vice chairman in June 2000. Prior to joining The Seagram Company Ltd. in 1995, Mr. Matschullat served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated, and was one of six management members of the Morgan Stanley Group board of directors. Age: 54.

GARY G. MICHAEL Retired Chairman of the Board and Chief Executive Officer of Albertson’s, Inc.	2001

Mr. Michael was the chairman of the board and chief executive officer of Albertson’s, Inc. (a leading grocery retailer) from 1991 until his retirement in April 2001. He is a director of Questar, Inc., Boise Cascade Corporation, Harrah’s Entertainment, Inc. and Idacorp. Age: 62.

Name, Principal Occupation	Director
And Other Information	Since

KLAUS MORWIND Executive Vice President, Personally Liable Associate, and Member of Management Board, Henkel KGaA.	1995

Dr. Morwind is executive vice president, personally liable associate and a member of the management board of Henkel KGaA, Düsseldorf, Germany (a manufacturer of household products, cosmetics/toiletries, adhesives and surface technologies products). He joined Henkel KGaA in 1969 and held several management positions before assuming his current responsibility. Dr. Morwind is nominated pursuant to an understanding between the Company and Henkel KGaA (see Certain Relationships and Transactions, page 9 below). Age: 59.

JAN L. MURLEY Former Group Vice President – Marketing, Hallmark Cards, Inc.	2001

Ms. Murley became group vice president – marketing of Hallmark Cards, Inc. (a publisher of greeting cards and related gifts) in September 1999 and resigned from that position in September 2002. Prior to that, she was employed by Procter & Gamble for over 20 years, most recently as vice president for skin care and personal cleansing products. Age: 51.

LARY R. SCOTT Retired Executive Vice President, Arkansas Best Corporation.	1989

Mr. Scott was executive vice president of Arkansas Best Corporation (a holding company with a multi-industry composition) from January 1996 until his retirement in February 2002. Previously, he had been chairman and chief executive officer of WorldWay Corporation from May 1993 until January 1996. Prior to that, Mr. Scott was president and chief executive officer of Consolidated Freightways, Inc. (a worldwide transportation company). Age: 66.

Name, Principal Occupation	Director
And Other Information	Since

MICHAEL E. SHANNON President MEShannon & Associates, Inc.	2001

Mr. Shannon is president of MEShannon & Associates, Inc. (a private firm specializing in corporate finance and investment). Previously, he had been the chairman of the board and chief financial and administrative officer of Ecolab, Inc. (a Fortune 500 specialty chemical company) from 1996 until his retirement in January 2000. Prior to that, Mr. Shannon held senior management positions with Ecolab, Inc., Republic Steel and Gulf Oil Corp. Mr. Shannon serves as a director of Minnesota Life Insurance Companies, Apogee Enterprises, Retriever Payment Systems and Pressure Systems, Inc. Mr. Shannon is nominated pursuant to an understanding between the Company and Henkel KGaA (see Certain Relationships and Transactions, page 9 below). Age: 65.

G. CRAIG SULLIVAN Chairman of the Board and Chief Executive Officer of the Company.	1992

Mr. Sullivan has been chairman of the board and chief executive officer of the Company since July 1, 1992. Previously, he was vice chairman and chief executive officer (May-June, 1992); group vice president (1989-1992); vice president – household products (1984-1989); and vice president – food service products (1981-1984). He joined the Company in 1971. Mr. Sullivan is a director of Levi Strauss & Co. and Mattel, Inc. Age: 62.

ORGANIZATION OF THE BOARD OF DIRECTORS

The board of directors has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating Committee and the Employee Benefits and Management Compensation Committee. The Finance, Audit, Nominating and Employee Benefits and Management Compensation Committees consist only of non-management, independent directors.

Executive Committee. The Executive Committee, consisting of directors Friedman, Henkel, Matschullat, Dean O. Morton, Shannon and Sullivan, is delegated all of the powers of the board of directors except certain powers reserved by law to the full board. Mr. Morton is retiring as a director and his term on the Board of Directors and all committees thereof will expire at the Annual Meeting. In addition to being available to meet between regular board meetings on occasions when board action is required but the convening of a full board is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the board. The Executive Committee held no meetings during fiscal year 2002.

Finance Committee. The Finance Committee consists of directors Boggan, Friedman, Matschullat, Morton, Morwind and Shannon and, working with the Company’s finance and operating personnel, considers and recommends to the board major financial policies and actions of the Company. The Finance Committee held 1 meeting during fiscal year 2002.

Audit Committee. The Audit Committee, composed of directors Johnson, Matschullat, Michael, Scott, and C.A. (Al) Wolfe, is the principal link between the board and the Company’s independent public accountants. Mr. Wolfe is retiring as a director and his term on the Board of Directors and all committees thereof will expire at the Annual Meeting. The Audit Committee operates in accordance with a charter under which it makes recommendations to the board regarding selection and employment of the Company’s independent auditors and, working with the Company’s internal and external auditors, monitors internal audit and control procedures. The Audit Committee held 9 meetings during fiscal year 2002.

Nominating Committee. Directors Boggan, Henkel, Murley and Wolfe are members of the Nominating Committee. The Nominating Committee identifies and recommends to the board of directors prospective candidates to be considered as nominees for election to the board. The Nominating Committee will consider board nominee recommendations by stockholders which are submitted in writing to the Company’s secretary, together with biographical and business experience information regarding the nominee and other information that is required by Article I, Section 11 of the Company’s by-laws. The Nominating Committee held 3 meetings during fiscal year 2002.

Compensation Committee. The Employee Benefits and Management Compensation Committee (the “Compensation Committee”) consists of directors Friedman, Henkel, Johnson, Morton and Scott. The Compensation Committee establishes and monitors the policies under which compensation is paid or awarded to the Company’s executive officers, determines executive compensation, grants stock options, restricted stock, performance units and other cash or stock awards under the Company’s executive incentive compensation and stock incentive plans, and reviews pension and other retirement plans for adequacy and compliance with applicable regulations. The Compensation Committee held 2 meetings during fiscal year 2002.

The board of directors held 7 meetings during fiscal year 2002. All directors attended at least 75 percent of the meetings of the board and committees of which they were members during fiscal year 2002.

Non-management directors receive an annual fee of $50,000. The chairperson of the Nominating and Finance committees each receives an additional $5,000 annual fee and the chairperson of the Audit and Employee Benefit and Management Compensation committees each receives an additional $15,000 annual fee. In addition, each non-management director is entitled to receive $2,500 per day for any special assignment requested of any such director by the board. No special assignment fees were paid in fiscal year 2002. Management directors receive no extra compensation for their service as directors.

Under the Company’s Independent Directors’ Stock-Based Compensation Plan (the “Directors’ Stock-Based Compensation Plan”), a director may annually elect to receive all or a portion of his or her annual retainer and fees in the form of cash, Common Stock, deferred cash or deferred stock units. In addition, each non-management director also receives an annual grant of $10,000 of deferred stock units. Interest accrues on deferred cash amounts at an annual interest rate equal to Wells Fargo Bank’s prime lending rate in effect on January 1 of each year (4.75 percent at January 1, 2002). Each deferred stock unit represents a hypothetical share of Common Stock, and a participant’s deferred stock unit account is increased by Common Stock dividends paid by the Company. Upon termination of service as a director, the amounts accrued for the director under the Directors’ Stock-Based Compensation Plan are paid out in cash and/or Common Stock in five annual installments or, at the director’s election, in one lump sum payment of cash and/or Common Stock.

Pursuant to the Company’s 1993 Directors’ Stock Option Plan (the “Directors’ Stock Option Plan”), each non-management director who was a member of the board of directors on July 1, 2001, received a grant of stock options covering 2,000 shares of Common Stock during fiscal year 2002. Each non-management director has received a grant covering 2,000 shares of Common Stock in fiscal year 2003, and each non-management director will receive a grant covering 3,000 shares of Common Stock in subsequent fiscal years for which she or he continues to serve as a director. In addition, Ms. Murley, Mr. Shannon and Mr. Michael each received an initial grant of stock options covering 8,000 shares of Common Stock during fiscal year 2002 in connection with joining the board of directors. Stock options under the Directors’ Stock Option Plan vest in two equal installments on each of the first two anniversary dates of the grant date and have an exercise price equal to the fair market value on the grant date.

Other than the non-management director fees, the deferred stock unit grants under the Directors’ Stock-Based Compensation Plan and the stock option grants under the Directors’ Stock Option Plan, directors who are not employees of the Company do not receive any additional form of direct compensation, nor do they participate in any of the Company’s employee benefit plans, except the Company’s higher education matching gifts program, under which the Company will match up to $5,000 annually in gifts to a two-year or four-year institution of higher learning.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows, as of July 31, 2002, the holdings of Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5 percent of the Common Stock, (ii) each director and nominee for director and each of the five individuals named in the Summary Compensation Table on page 15 (the “Named Officers”), and (iii) all directors and executive officers of the Company as a group:

Name of	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership(2)	Percent of Class(3)

HC Investments, Inc.(4)	62,845,700	28.2%
Daniel Boggan, Jr.	14,846	*
Richard T. Conti	303,749	*
Tully M. Friedman	48,600	*
Christoph Henkel	6,000	*
Gerald E. Johnston	418,955	*
William R. Johnson	6,013	*
Robert W. Matschullat	13,648	*
Gary Michael(5)	2,309	*
Dean O. Morton	27,000	*
Klaus Morwind	20,600	*
Jan L. Murley(5)	618	*
Lawrence S. Peiros	262,083	*
Karen M. Rose	269,752	*
Lary R. Scott	37,080	*
Michael E. Shannon(5)	6,000	*
G. Craig Sullivan	1,993,521	*
C. A. (Al) Wolfe	13,000	*
All directors and executive officers as a group (33 persons)(6)	4,630,105	2.0%

Notes:

*	Does not exceed 1 percent of the outstanding shares.

(1)	Correspondence to all executive officers and directors of the Company may be mailed c/o the Company to 1221 Broadway, Oakland, California 94612. The address of HC Investments, Inc. is 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801.

(2)	Each beneficial owner listed has sole voting and dispositive power (or shares such power with his or her spouse) concerning the shares indicated. These totals include the following number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days of July 31, 2002: Mr. Sullivan — 1,780,786; Mr. Johnston — 388,512; Mr. Peiros — 229,462; Mr. Conti — 270,598; Ms. Rose — 243,510; Mr. Boggan — 13,400; Mr. Friedman — 15,000; Mr. Henkel — 5,000; Mr. Johnson — 4,000; Mr. Matschullat — 11,000; Mr. Michael — 0; Mr. Morton — 19,000; Dr. Morwind — 19,000; Ms. Murley — 0; Mr. Scott — 23,000;

Mr. Shannon — 4,000; Mr. Wolfe — 9,000; and all directors and executive officers as a group — 4,115,413. The numbers in the table above do not include the following number of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units granted between April 1996 and June 1998: Mr. Sullivan — 47,768; Mr. Peiros — 21,600; and all executive officers as a group — 85,436. The numbers in the table above do not include the following numbers of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and through deferred stock unit dividends thereon: Mr. Sullivan — 83,116; Mr. Johnston — 17,007; Mr. Peiros — 11,601; Mr. Conti — 7,332; Ms. Rose — 10,596; and all executive officers as a group — 157,126. The numbers in the table above do not include the following number of shares of Common Stock which the non-management directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Directors’ Stock-Based Compensation Plan: Mr. Boggan — 8,495; Mr. Friedman — 6,831; Mr. Henkel — 2,580; Mr. Johnson — 1,166; Mr. Matschullat — 4,281; Mr. Michael — 0; Mr. Morton — 6,364; Dr. Morwind — 10,186; Ms. Murley — 0; Mr. Scott — 11,605; Mr. Shannon — 711; and Mr. Wolfe — 4,887.

(3)	On July 31, 2002, there were 223,085,794 shares of Common Stock outstanding.

(4)	Indirect wholly-owned U.S. subsidiary of Henkel KGaA of Düsseldorf, Germany (a manufacturer of household products, cosmetics/toiletries, adhesives and surface technologies products).

(5)	Mr. Shannon became a director on July 19, 2001. Mr. Michael and Ms. Murley became directors on November 28, 2001.

(6)	Pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, executive officers include the Company’s CEO, president and all vice presidents in charge of a principal business unit, division or function.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company and Henkel KGaA are parties to a June 1981 letter agreement (as amended in July 1986 and March 1987, the “Letter Agreement”), relating to ownership by Henkel KGaA of Common Stock and representation on the Company’s board of directors. The Letter Agreement assures Henkel KGaA of the right to nominate for election to the board a minimum of two representatives so long as Henkel KGaA beneficially owns at least 5 percent of the outstanding shares of Common Stock. Under the Letter Agreement, Henkel KGaA’s maximum permitted ownership of Common Stock without consultation with the Company is limited to 30 percent, and Henkel KGaA has affirmed that it considers its investment in the Company as long term and its role in the Company as that of a significant minority stockholder without an active role in the management of the Company. Dr. Jürgen Manchot, who retired as a director in July 2001, and Mr. Henkel are members of the Henkel family, which controls Henkel KGaA.

The Company and Henkel KGaA have entered into certain joint manufacturing, marketing and product development arrangements in the United States and internationally, either directly or through affiliates or joint venture collaboration. No such arrangements, either individually or in the aggregate, were material to the Company or Henkel KGaA during fiscal year 2002.

During fiscal year 2000, in connection with joining the Company, Wayne L. Delker, Vice President — Research and Development, received a five-year $150,000 mortgage loan without interest from the Company, which remained outstanding at the end of fiscal year 2002. During fiscal year 2002, in connection with joining the Company, Mark J. Richenderfer, Vice President — Supply Chain, received a 5-year $200,000 mortgage loan without interest from the Company, which remained outstanding at the end of fiscal year 2002.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee operates in accordance with a written charter which was adopted by the board. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange.

As part of fulfilling its oversight responsibility, the Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2002 with management. In addition, the Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationship that may impact their objectivity and independence, including the two relationships described in the next two paragraphs.

During the year, the Company issued a Request for Proposals (“RFP”) to assist the Company with the design and implementation of its Enterprise Resource Planning (“ERP”) system. Deloitte Consulting, an affiliate of Deloitte & Touche LLP, was one of the firms that responded to the RFP. After evaluating the responses from several firms, the Company’s Information Systems department determined that Deloitte Consulting was the firm best qualified to do the work. In light of the fees involved in the proposed consulting arrangement, the Audit Committee was apprised of the situation before Deloitte Consulting was engaged. The Audit Committee reviewed the relationship between Deloitte Consulting and Deloitte & Touche LLP.

Deloitte & Touche LLP represented to the Committee that each firm is a separate legal entity with its own governing board and that there is no revenue or profit sharing between the two firms related directly to individual projects or clients. In addition, Deloitte & Touche LLP advised the Audit Committee that it intends to separate from Deloitte Consulting before the end of calendar year 2002. Relying on those representations, the Committee concluded that retention of Deloitte Consulting for the ERP project would not impair Deloitte & Touche LLP’s independence for purposes of auditing the Company’s financial statements.

Deloitte & Touche LLP’s decision to divest Deloitte Consulting was a major factor in the Committee’s decision, because it eliminated any perceived leverage over the auditors that the consulting arrangement might have given the Company. Given the importance of the divestiture to the Committee’s decision, the Committee determined that it would recommend that the Board retain a different auditor for fiscal year 2003 if the divestiture does not occur as scheduled.

The Company has utilized Deloitte & Touche LLP as a provider of internal audit services since January 1999. The Company decided to discontinue use of Deloitte & Touche LLP for these services. The Company has hired a former Deloitte & Touche LLP partner as the Company’s new vice president – internal audit and has retained KPMG to provide certain internal audit services that are not provided by the Company’s internal staff.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, for filing with the Securities and Exchange Commission.

The Company incurred the following fees for services performed by Deloitte & Touche LLP in fiscal year 2002:

Audit Fees

Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2002 and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $1,471,000.

Financial Information Systems Design and Implementation Fees

Fees billed by Deloitte Consulting, an affiliate of Deloitte & Touche LLP, for financial information systems design and implementation for the fiscal year were $24,280,000.

All Other Fees

Aggregate fees billed or expected to be billed for all other services rendered by Deloitte & Touche LLP for the fiscal year ended June 30, 2002 were $3,457,000. These services included business process consulting, tax consulting, acquisition due diligence, employee benefit plan audits and internal audit services.

The Audit Committee has considered whether the non-audit services provided by Deloitte & Touche LLP during fiscal year 2002 are compatible with maintaining the auditors’ independence from the Company.

Robert W. Matschullat, Chair	Lary R. Scott
William R. Johnson	C.A. (Al) Wolfe
Gary Michael

(Members of the Audit Committee)

EMPLOYEE BENEFITS AND MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The membership of the Compensation Committee consists entirely of directors who have never been employees of the Company (see pages 6 and 7).

COMPENSATION PHILOSOPHY

The Compensation Committee determines executive compensation levels and policies designed to:

•	Motivate each executive toward the achievement of the Company’s short and long-term goals, as reflected in its strategic business plans.

•	Be competitive with comparable organizations.

•	Ensure that a significant proportion of each executive’s total compensation be at-risk incentive compensation in order to emphasize the relationship between pay and performance, both Company performance and the individual’s contributions to the Company’s results.

•	Align the interests of executives with those of stockholders through the use of equity-based incentive awards.

COMPENSATION OF EXECUTIVE OFFICERS. The key components of the executive compensation program are base annual salary, annual short-term incentive awards in the form of stock or cash under the Company’s Executive Incentive Compensation Plan (the “EIC Plan”) and Management Incentive Compensation Plan (the “MIC Plan”), and long-term incentive awards in the form of stock options and performance units under the Company’s 1996 Stock Incentive Plan. The Compensation Committee regularly compares executive compensation to a compensation comparator group, as described below. The compensation guidelines are determined by the Compensation Committee based upon competitive data collected from the compensation comparator group and internal performance assessment of the executive officer group. General targeted competitive levels for base annual salary and annual short-term incentive awards are at the 50th percentile of the compensation comparator group. General targeted competitive levels for long-term compensation are also at the 50th percentile with opportunities at the 75th percentile of the compensation comparator group for superior financial performance. Executive officers may earn more than the targeted levels if the Company’s performance exceeds the goals discussed in this report and less when performance falls below the established levels.

BASE ANNUAL SALARY. Base annual salaries for executive officers are determined by the following factors: (1) parity to market; (2) the individual’s performance; (3) promotions resulting in increases in responsibility; and (4) equity in relationship to other executive positions within the Company. With the assistance of the Company’s compensation consulting firm, surveys are conducted of benchmark positions in the compensation comparator group, consisting of similar-sized branded consumer products companies, most of which compete with the Company in one or more of its primary businesses or compete with the Company for management talent. The Committee considers the competitiveness of the total compensation package of the Company’s executive officers compared to the compensation comparator group as well as each individual component of pay. The Compensation Committee regularly reviews the composition of the compensation comparator group and updates the group periodically. For fiscal year 2002, the Compensation Committee established salaries for executive officers which approximated the 50th percentile or median level of the compensation comparator group benchmark positions. An individual officer’s actual salary versus the market benchmark depends upon factors including the executive officer’s time in position and organization impact and performance, as judged by his or her immediate superior and chief executive officer. The chief executive officer’s salary and performance is determined by the Compensation Committee. The salary and performance of the other five executive officers who serve as members of the management executive committee is determined by the Compensation Committee based on recommendations by the chief executive officer.

SHORT-TERM COMPENSATION. Executive officers are eligible for short-term compensation under both the EIC Plan and the MIC Plan. For fiscal year 2002, the EIC Plan, as it applied to executive officers, established a linkage between the plan awards and the Company’s performance, and the MIC Plan established a linkage between the plan awards and the performance of the executive officers. The Compensation Committee believes that awards under the EIC and MIC Plans should reward for superior performance and have adverse consequences for poor financial results, including no EIC Plan award funding unless the Company achieves corporate financial performance levels established by the Compensation Committee at the beginning of the fiscal year.

For the short-term incentive awards, the Compensation Committee divided the executive officer group into two subcategories: the executive officers who serve as members of the management executive committee and the other executive officers. As of June 30, 2002, the six executive officers serving as members of the management executive committee were G. Craig Sullivan, Chairman of the Board and Chief Executive Officer, Gerald E. Johnston, President and Chief Operating Officer, Peter D. Bewley, Senior Vice President - General Counsel and Secretary, Lawrence S. Peiros, Group Vice President, Richard T. Conti, Group Vice President, and Karen M. Rose, Group Vice President - Chief Financial Officer. For the management executive committee officers, 75 percent of the total short term compensation award was made under the EIC Plan and was determined by corporate financial performance based on a computation consisting of targeted operating margin level, asset turnover rate and net sales growth. Sales, profit and operating margin increased versus prior year, and the Company exceeded the financial goals that were established at the beginning of fiscal year. Thus, the EIC payout was 200 percent of target.

The remaining 25 percent of the short-term compensation award was made under the MIC Plan and was based on achieving pre-established individual objectives related to goals that may not be measured by traditional accounting metrics. These objectives related to restoring growth capability, leading the Company’s new cost-cutting focus and driving the implementation of the Company’s systems and infrastructure project. Individual objectives and the weight given each individual objective were the same for all members of the management executive committee.

The target total short-term compensation award for the management executive committee members ranged from 55 percent-85 percent of base annual salary at June 30, 2002 (110 percent for the chief executive officer) if the corporate financial performance and individual objectives were achieved. The maximum award was 110 percent-170 percent of base annual salary at June 30, 2002 (220 percent for the chief executive officer) if the goals were substantially exceeded, and the minimum award was 0 percent if the results were substantially lower than the target performance goals. All EIC and MIC Plan awards for executive officers are determined based on recommendations from the chief executive officer to the Compensation Committee or, in the chief executive officer’s case, by the Compensation Committee. The MIC payout was 130% of target.

The short term compensation awards to members of the executive officer group, other than the management executive committee members, were determined based on (i) the same corporate financial performance measures; and (ii) achieving individual objectives, including, for operating division officers, operating division financial performance measures and other individual objectives, and for staff executive officers, individual objectives, such as the achievement of selected strategic goals. Fifty percent (50 percent) of the award was determined under the EIC Plan by the corporate financial performance and 50 percent was determined under the MIC Plan by individual objectives. The EIC payout was 200 percent of target. Individual objectives and the weight given each individual objective varied from person to person depending on job responsibilities. The target short-term compensation award for these other members of the executive officer group was 40 percent-60 percent of base annual salary at June 30, 2002 if goals were achieved up to a maximum of 80 percent-120 percent if the goals were substantially exceeded and down to a minimum of 0 percent if the results were substantially lower than the goals.

LONG-TERM COMPENSATION. A major goal of the Compensation Committee is to create strong alignment between the executive officers and stockholders. This alignment is achieved through the design of stock-based incentive plans and through actual stock ownership. Long-term incentives for executive officers consist of annual stock option grants and performance units. Together these plans focus and reward the executive team on stock price appreciation and delivering total shareholder returns to stockholders that are superior to other leading consumer products companies. In fiscal year 2002, option grant guidelines were established to be competitive between the median and 75th percentile of the compensation comparator group and take into account the annualized target value of the performance units outstanding. Individual grants were adjusted for job responsibility, impact, and performance.

The Compensation Committee has endorsed target stock ownership levels by executive officers to be achieved within five years of becoming an executive officer. The levels are the equivalent of four times base annual salary for the chief executive officer and chief operating officer, three times base annual salary for the other executive officers who serve as members of the management executive committee, and two times base annual salary for other executive officers. No stock options will be counted in determining ownership levels, which will be based on shares of Common Stock held, including restricted stock, performance shares, performance units and shares held via The Clorox Company Employee Retirement Investment Plan, a profit sharing plan with 401(k) features. All members of the executive committee, including the chief executive officer, have achieved target ownership levels.

BENEFITS. The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, retirement benefits, an employee stock purchase plan and The Clorox Company Employee Retirement Investment Plan. Except for the Supplemental Executive Retirement Plan, the Nonqualified Deferred Compensation Plan described on page 19, an allowance for personal use of company transportation (for the chief executive officer only) and some non-material perquisites given to executive officers, these benefit programs are generally available to all employees of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Sullivan’s base annual salary was unchanged for fiscal year 2002. The Committee’s decision not to increase Mr. Sullivan’s salary was based on a review of Company and individual performance results, competitive market position in total and for each pay component and the desire to emphasize variable pay at risk. In lieu of a base salary increase, Mr. Sullivan’s short-term incentive target award was increased to 110 percent of base salary, from 100 percent, to further leverage his pay for performance cash compensation.

Mr. Sullivan’s short-term compensation award for fiscal year 2002 was based upon the weighted corporate financial performance measures (75 percent) and individual objectives (25 percent) established by the Compensation Committee at the beginning of the year. The individual measures included performance against the company’s key initiatives for the fiscal year including restoring growth to key brands, leading cost cutting efforts and ensuring the success of the company’s SAP implementation. Based on performance results against these measures and objectives, Mr. Sullivan’s short-term performance award was $2,007,500.

The Compensation Committee did not treat Mr. Sullivan’s EIC Plan or MIC Plan awards differently from other members of the management executive committee. Mr. Sullivan’s employment contract was renegotiated during the fiscal year, and as a result, he was granted stock options and restricted stock as outlined in the summary compensation table on page 15. The option grant is further detailed in the options/ SAR grants table on page 16.

ONGOING REVIEW OF COMPENSATION. The Company’s compensation consulting firm conducts an ongoing review of the Company’s existing executive compensation programs for the Compensation Committee to continue to ensure the programs support the future direction of the Company and the principles on which executive compensation is based. The Compensation Committee reserves the right to select and/or to meet independently with any consultant at its discretion. The Compensation Committee has access to and reviews independent compensation data relating to executive compensation at other companies. The Compensation Committee’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, seeks to balance the interests of the Company in maintaining flexible incentive plans and how the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction when taxable compensation for any of the five highest paid executive officers exceeds

$1 million per year. The Company’s EIC Plan and Stock Based Incentive Plan are designed to comply with the Section 162(m) requirements.

Dean O. Morton, Chair	William R. Johnson
Tully M. Friedman	Lary R. Scott
Christoph Henkel

(Members of the Compensation Committee)

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for the prior fiscal year were directors Friedman, Henkel, Johnson, Morton and Scott. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and board members who serve as executive officers of such entities.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for each of the last three fiscal years earned by or paid or awarded to the chief executive officer of the Company and the four other most highly compensated executive officers of the Company (the “Named Officers”).

					Long-Term Compensation

					Awards

	Annual Compensation					Securities	Payouts
					Restricted	Underlying
				Other Annual	Stock	Options/	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)(4)	(#)(1)(4)	($)(4)(5)	($)(6)

G. Craig Sullivan	2002	$1,000,000	$2,007,500	$200,120	$3,748,000	1,100,001	$198,311	$106,344
Chairman of the Board and	2001	$987,500	$500,000	$178,494	$0	325,000	$198,311	$1,964
Chief Executive Officer	2000	$937,500	$0	$63,030	$0	0	$198,421	$67,994

Gerald E. Johnston	2002	$637,500	$1,008,313	$14,114	$0	150,000	$41,664	$63,982
President and Chief	2001	$606,250	$250,000	$13,802	$0	132,000	$41,664	$2,420
Operating Officer	2000	$537,499	$0	$12,882	$0	0	$43,317	$31,052

Lawrence S. Peiros	2002	$382,500	$498,225	$9,627	$0	60,000	$18,144	$36,820
Group Vice President	2001	$363,750	$121,875	$9,414	$0	56,001	$18,144	$2,057
	2000	$326,250	$0	$8,787	$0	0	$20,112	$17,923

Richard T. Conti	2002	$345,000	$459,900	$0	$0	45,000	$24,135	$33,355
Group Vice President	2001	$330,000	$110,500	$0	$0	56,001	$24,135	$2,006
	2000	$294,166	$0	$0	$0	53,100	$23,954	$15,052

Karen M. Rose	2002	$352,500	$466,288	$0	$0	60,000	$25,029	$33,289
Group Vice President —	2001	$331,250	$102,000	$0	$0	55,001	$25,029	$2,006
Chief Financial Officer	2000	$298,749	$0	$0	$0	0	$26,678	$17,288

(1)	Amounts include awards earned for the years indicated.

(2)	Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10 percent of the total of annual salary and bonus reported for any Named Officer with the exception of Mr. Sullivan. He received perquisites with a value of $200,120, including use of corporate transportation ($192,932). The amounts for Messrs. Johnston and Peiros reflect dividends earned on deferred stock units granted in December 1995, deferred at the election of the Named Officer.

(3)	As of June 30, 2002, none of the Named Officers held any restricted stock awards, except for Mr. Sullivan. Mr. Sullivan was awarded 100,000 shares of restricted stock in fiscal year 2002, all of which will vest on December 31, 2003. The value of this restricted stock award set forth in the table above was determined by multiplying the fair market value of the Common Stock on the date of grant by the number of shares awarded. The value of this award was $4,135,000 based on the fair market value of $41.35 on June 28, 2002. Dividends will be paid on the restricted stock award commencing from the date of grant. Mr. Sullivan holds no other restricted stock in the Company.

(4)	In the event of a “change of control,” “business combination,” or complete liquidation or dissolution of the Company, all restrictions on restricted stock and performance units end and all stock options become exercisable. A change of control generally will be deemed to occur if any person or entity becomes the beneficial owner, directly or indirectly, of a specified percentage of the then outstanding shares of Common Stock or has, directly or indirectly, a specified percentage of the combined voting power of the then outstanding securities entitled to vote for directors. For all persons or entities other than Henkel KGaA, the specified percentage is 20 percent. For Henkel KGaA, the specified percentage is that agreed to between the Company and Henkel KGaA pursuant to the Letter Agreement, which currently is 30 percent. See “Certain Relationships and Transactions” on page 9. A business combination generally will be deemed to occur in the event of a reorganization, merger or sale of substantially all of the assets of the Company, subject to certain exceptions. A feature of the Company’s stock incentive plan is the stock withholding election, pursuant to which a recipient may elect to have the Company withhold shares of Common Stock to pay any withholding tax liability that arises when the restrictions on the restricted stock are released or when non-qualified stock options are exercised, respectively. In both cases, the value of shares which may be withheld is based on the per share price of the Common Stock on the Composite Transactions Report for the New York Stock Exchange on the last business day before the withholding is made.

(5)	The amounts reflect dividends received from performance units granted between May and September 1999.

(6)	Except for amounts received under the Nonqualified Deferred Compensation Plan and in exchange for underwater options, the amounts shown in the column are pursuant to programs provided to salaried employees generally. Each Named Officer received $500 in fiscal year 2001 in exchange for certain underwater options. The balance of the amounts shown in the column represent actual Company contributions under the Company’s Employee Retirement Investment Plan, the Nonqualified Deferred Compensation Plan, certain value sharing plan payments taken as cash, and term life insurance premiums paid by the Company for the benefit of each Named Officer, respectively, in the following amounts: for fiscal year 2002, $11,900, $93,100, $75,000 and $1,344 for Mr. Sullivan; $12,900, $94,600, $0 and $857 for Mr. Johnston; $12,900, $23,406, $0 and $514 for Mr. Peiros; $12,900, $19,985, $22,775 and $470 for Mr. Conti; and $12,900, $42,640, $0 and $474 for Ms. Rose; for fiscal year 2001, $0, $0, $0 and $1,464 for Mr. Sullivan; $1,000, $0, $0 and $920 for Mr. Johnston; $1,000, $0, $0 and $557 for Mr. Peiros; $1,000, $0, $0 and $506 for Mr. Conti; and $1,000, $0, $0 and $506 for Ms. Rose; for fiscal year 2000, $4,800, $58,899, $0 and $4,295 for Mr. Sullivan; $5,800, $23,907, $0 and $1,345 for Mr. Johnston; $5,800, $11,708, $0 and $415 for Mr. Peiros; $5,800, $8,816, $0 and $436 for Mr. Conti; and $5,800, $10,801, $0 and $687 for Ms. Rose.

OPTIONS AND STOCK APPRECIATION RIGHTS

The following tables show options and stock appreciation rights (“SARs”) granted or exercised during fiscal year 2002 to or by the Named Officers, and the value of the options and SARs held by the Named Officers at the end of fiscal year 2002.

Options/ SAR Grants in Last Fiscal Year

		Individual Grants
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options/SARs			Stock Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term(3)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted(#)(1)	Fiscal Year(2)	($/Share)(1)	Date(1)	0%(4)	5%(4)	10%(4)

G. Craig Sullivan	750,000	19.95%	$35.70	11/1/2011	$0	$16,838,654	$42,672,454
	350,001	9.31%	$35.13	10/16/2011	$0	$7,732,596	$19,595,916

Gerald E. Johnston	150,000	3.99%	$35.13	10/16/2011	$0	$3,313,960	$8,398,226

Lawrence S. Peiros	60,000	1.60%	$35.13	10/16/2011	$0	$1,325,584	$3,359,290

Richard T. Conti	45,000	1.20%	$35.13	10/16/2011	$0	$994,188	$2,519,467

Karen M. Rose	60,000	1.60%	$35.13	10/16/2011	$0	$1,325,584	$3,359,290

(1)	The stock options awarded to the Named Officers in fiscal year 2002 had ten-year lives and an exercise price equal to the fair market value on the date of grant. For the options that expire on October 16, 2011, one-third of the number of option shares will vest on each of October 16, 2002, 2003, and 2004. For the options that expire on November 1, 2011, one-third of the number of option shares will vest on each of November 1, 2002, 2003, and 2004. In the event of a “change of control,” “business combination,” or complete liquidation or dissolution of the Company (as described in footnote (4) to the Summary Compensation Table on page 15), all stock options become exercisable. The Company has no stock appreciation rights outstanding.

(2)	The total number of Options/ SARs granted to employees of the Company in fiscal year 2002 represented 3,758,695 shares of Common Stock.

(3)	The 5 percent and 10 percent assumed rates of appreciation are shown in response to requirements of the rules of the Securities and Exchange Commission. There can be no assurance that the market value of the Common Stock will appreciate in the assumed manner. The column reflecting no appreciation in market value is intended for illustrative purposes only. The market value of the Common Stock on October 16, 2001, and November 1, 2001, the dates of grant of the above options, was $35.12 and $35.70 per share, respectively.

(4)	Based on the fair market value of $41.35 of the outstanding shares of Common Stock on June 28, 2002, and not including dividends, the potential realizable value at assumed annual rates of Common Stock appreciation of 5 percent and 10 percent for a ten-year period for all stockholders would be $5,799,326,480 and $14,696,631,927, respectively. The potential realizable value at assumed annual rates of appreciation of 5 percent and 10 percent on the options of the Named Officers from the date of grant to the end of the ten-year option terms would be $32,524,754 and $82,424,113, respectively. Thus, the Named Officers’ potential realizable value as a percentage of all stockholders’ gain would be 0.56 percent in the event of a 5 percent assumed annual rate of appreciation and 0.56 percent in the event of a 10 percent assumed annual rate of appreciation. Further, the potential realizable value of all employee options as a percentage of all stockholders’ gain would be 1.45 percent in the event of a 5 percent assumed annual rate of appreciation and 1.45 percent in the event of a 10 percent assumed annual rate of appreciation over the ten-year option terms.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and FY-End Option/ SAR Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
	Shares Acquired	Value	FY-End(#) Exercisable/	FY-End($) Exercisable/
Name	on Exercise(#)	Realized($)	Unexercisable(1)	Unexercisable(1)(2)

G. Craig Sullivan	0	0	1,720,992/1,300,001	$31,959,907/$7,459,506
Gerald E. Johnston	0	0	348,512/230,000	$5,164,341/$1,351,506
Lawrence S. Peiros	0	0	212,795/93,334	$3,533,003/$547,370
Richard T. Conti	0	0	253,931/78,334	$4,623,296/$454,070
Karen M. Rose	2,500	$76,719	226,843/93,334	$3,825,662/$547,370

(1)	The number of shares covered and the value of the unexercisable options listed relate to stock options granted under the 1987 Long Term Compensation Program or the 1996 Stock Incentive Plan. In the event of a “change of control,” “business combination” or complete liquidation or dissolution of the Company (as described in footnote (4) to the Summary Compensation Table on page 15), all stock options become exercisable. The Company has no stock appreciation rights outstanding.

(2)	The value of the unexercised options was determined by multiplying the number of shares subject to unexercised options on the fiscal year end by $41.35, the fair market value of the Common Stock on June 28, 2002, minus the exercise price of each unexercised option.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return of the Common Stock for the last five fiscal years with the cumulative total return of the Standard & Poor’s 500 Stock Index and a composite index composed of the Standard & Poor’s Household Products Index and the Standard & Poor’s Housewares Index for a five-year period ending June 30, 2002. The composite index is weighted based on market capitalization as of the end of each quarter during each of the last five years. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

AMONG THE CLOROX COMPANY, THE S&P 500 INDEX
AND A PEER GROUP

*	$100 INVESTED ON 6/30/97 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

	6/97	6/98	6/99	6/00	6/01	6/02

THE CLOROX COMPANY	100.00	147.23	166.69	142.45	110.11	137.45
S & P 500	100.00	130.16	159.78	171.36	145.95	119.70
PEER GROUP	100.00	124.49	131.98	103.20	110.22	138.13

PENSION BENEFITS

Pension benefits are paid to executive officers under three different plans: The Clorox Company Pension Plan, the Nonqualified Deferred Compensation Plan and the Supplemental Executive Retirement Plan (“SERP”).

The Company’s Pension Plan is a noncontributory “cash balance” defined benefit plan qualified under pertinent income tax laws. Essentially all salaried employees, as well as nonunion hourly employees with at least one year of service, participate in the Pension Plan. Prior to July 1, 1996, benefits were calculated based on career average compensation. Effective July 1, 1996, participants in the plan accrue benefits equal to 3 percent of qualified earnings each year. Qualified earnings include base annual salary and bonus. Participants’ benefits are adjusted each quarter by an interest factor. Participants meeting certain age and years of service levels will receive the greater of the benefits calculated under the career average compensation formula and the cash balance formula. Except for Mr. Peiros and Mr. Conti, who will receive benefits calculated under the cash balance formula, each of the Named Officers met the age and years of service levels and will receive the greater of the benefits under the current and prior formulas. A participant is fully vested in his or her benefit after 5 years of service.

The Nonqualified Deferred Compensation Plan provides additional benefits equal to the employer-provided benefits that plan participants do not receive under the Pension Plan because of Internal Revenue Code limits. This plan has the same five-year vesting provision as the Pension Plan.

The purpose of the SERP is to provide executive officers a fixed objective of 55 percent of the average annual compensation for the three consecutive years of highest compensation. Compensation consists of base annual salary and the EIC Plan and MIC Plan bonuses. For the Named Officers, those amounts are shown in the salary and bonus columns of the Summary Compensation Table on page 15. There is a minimum service requirement of ten years. SERP benefits are offset by the annuity value of amounts received from primary social security, the Pension Plan and Company contributions to the Employee Retirement Investment Plan and Nonqualified Deferred Compensation Plan.

Assuming retirement at age 65, fiscal year 2002 annual base salary and bonus and no future increase in such compensation and an interest rate of 8 percent, the SERP benefits for the Named Officers will exceed benefits under the other plans. The retirement benefits shown in the table below are based on the SERP, calculated for an unmarried person, on a straight life annuity basis, based on retirement at age 65 with 15 or more years of service with the Company. They would be proportionately reduced for early retirement or for shorter years of service to a minimum of 10 years. Thus, the table below shows what would be received by the Named Officers under the three plans for pension benefits, taken collectively.

15 or more
Compensation(1)	Years of Service

$400,000	$220,000
$600,000	$330,000
$800,000	$440,000
$1,000,000	$550,000
$1,200,000	$660,000
$1,400,000	$770,000
$1,600,000	$880,000
$1,800,000	$990,000
$2,000,000	$1,100,000
$2,200,000	$1,210,000
$2,400,000	$1,320,000
$2,600,000	$1,430,000
$2,800,000	$1,540,000
$3,000,000	$1,650,000
$3,200,000	$1,760,000
$3,400,000	$1,870,000
$3,600,000	$1,980,000
$3,800,000	$2,090,000
$4,000,000	$2,200,000
$4,200,000	$2,310,000
$4,400,000	$2,420,000
$4,600,000	$2,530,000

(1)	The number of years of credited service for each of the Named Officers are: Mr. Sullivan, 31; Mr. Johnston, 21; Mr. Peiros, 22; Mr. Conti, 21; and Ms. Rose, 24.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

The Company has entered into employment agreements with each of the Named Officers named in the Summary Compensation Table on page 15 above.

Upon termination of his current employment agreement on December 31, 2003, Mr. Sullivan is entitled to receive (i) a payment equal to his EIC and MIC Plan awards for fiscal year 2004 prorated to the date of termination, (ii) immediate vesting of the option and restricted stock rights granted in fiscal year 2002 (see the Summary Compensation Table on page 15 and the Options/SAR Grants In Last Fiscal Year Table on page 16), and (iii) continued participation in the Company’s medical and dental insurance programs similar to other employees terminated at age 55 or older with 10 or more years of service. In addition, in the event of such a termination, Mr. Sullivan is entitled to the following benefits, grossed up to eliminate the impact of federal and state income taxation: (iv) access to the Company plane or similar aircraft for 3 years, up to a value of $50,000 per year calculated in the manner most favorable to Mr. Sullivan consistent with Internal Revenue Service regulations, (v) an office and part-time secretarial support for 5 years, and (vi) financial planning services for 3 years with an aggregate value of up to $45,000. In the event of an “at will” termination of his employment by the Company prior to December 31, 2003, Mr. Sullivan is entitled to receive items (iii), (iv), (v) and (vi) above, plus (vii) continuation of salary for 2 years at a monthly rate equal to his highest monthly base salary rate in effect during the 12 month period preceding the termination; (viii) a payment equal to 100% of his target EIC and MIC Plan awards for the fiscal year preceding the year in which the termination occurs, prorated to the date of termination; (ix) bonus continuation payments for 2 years at a monthly rate equal to one twelfth of 100% of his target EIC and MIC Plan awards for the fiscal year preceding the year in which the termination occurs and (x) continued benefit credits and service accruals under the SERP described above for 2 years.

With respect to Messrs. Johnston, Peiros, and Conti and Ms. Rose, their employment agreement terms are “evergreen” in that they maintain a three-year term, unless either party gives three-years’ notice of termination. The employment agreements are also terminable at any time by the Company for “Cause,” as that term is defined in them, or “at will” by either the officer or the Company. In the case of an “at will” termination by the Company, an officer is entitled to receive annual severance benefits of his then current base salary, plus 75 percent of his target EIC and MIC Plan awards for the previous fiscal year, for the length of the remaining term of his employment agreement, subject to offset for other earned income. The employee agreements provide that the officer is entitled to continue to participate in the Company’s medical and dental insurance programs for the same period. In addition, the officer would receive pro-rated EIC and MIC Plan awards for the year in which termination occurs.

The Company has entered into change of control agreements with each of the Named Officers. Within a three-year period of a “change of control,” “business combination” or complete dissolution or liquidation of the Company (as described in footnote (4) to the Summary Compensation Table on page 15), an officer may terminate his employment in the event of a reduction or elimination in rank, responsibilities, compensation or benefits, and he may also terminate his employment absent such reasons within a 30-day period following the first anniversary of the change of control. In the event of such termination, the officer will receive a lump sum amount equal to his then current base salary, plus 100 percent of his target EIC and MIC Plan awards for the then current fiscal year, multiplied by the change of control benefit multiple under the change of control agreements. For the Named Officers, such multiple is three. In addition, an officer is entitled to continue to participate in the Company’s medical and dental insurance programs for the remaining term of his change of control agreement. The officer would also receive pro-rated EIC and MIC Plan awards for the year in which termination occurs. If payments received under the change of control agreements are subject to tax under Section 4999 of the Internal Revenue Code of 1986, as amended (which deals with certain payments contingent on a change of control), the Company will make an additional payment to the officer in respect of such tax.

The Company has also entered into employment agreements and change of control agreements on similar terms with each of the other executive officers of the Company. The termination notice periods for these agreements range from three years to one year depending upon the executive officer’s level in the organization and his or her tenure as an executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require the Company’s directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. The Company undertakes to file such forms on behalf of the reporting directors or officers pursuant to a power of attorney given to certain attorneys-in-fact. The reporting officers, directors and ten percent stockholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from such executive officers, directors and ten percent stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal year 2002.

PROPOSAL NO. 2:

RATIFICATION OF CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the board of directors has recommended, and the board of directors has selected, Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2003. Deloitte & Touche LLP has been so engaged since 1957.

Ratification of the selection of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the board of directors to continue this policy). The board of directors recommends the adoption of the following resolution, which will be presented at the Annual Meeting:

RESOLVED, that the stockholders of The Clorox Company hereby ratify the selection of Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2003.

The persons designated in the enclosed proxy will vote your shares FOR ratification unless you include instructions to the contrary. If the stockholders fail to ratify the selection of this firm, the board of directors will reconsider the matter. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

OTHER BUSINESS

The board of directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment and Rule 14a-4 under the Securities Exchange Act of 1934.

OTHER INFORMATION

Consolidated financial statements for the Company are attached as Appendix A to this proxy statement and are included in the Annual Report on Form 10-K for the fiscal year ending June 30, 2002 filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. A copy of the 2002 Form 10-K (excluding exhibits) may be obtained, without charge, by calling Clorox Shareholder Direct at 1-888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week or by writing to the secretary at the address shown on the top of the notice accompanying this proxy statement.

SOLICITATION OF PROXIES

The Company does not plan to retain an outside firm in connection with the solicitation of the enclosed proxy. However, it may do so if it believes it is necessary. In addition, executive officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile, personal call or via online methods.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Under the rules of the Securities and Exchange Commission, if a stockholder wishes to submit a proposal for inclusion in the Company’s proxy statement for consideration at next year’s annual meeting, the proposal must be received in writing by the secretary at the address shown on the top of the notice accompanying this proxy statement not later than June 9, 2003. If a stockholder wishes to submit a proposal for consideration at next year’s annual meeting, the proposal must be received in writing by the secretary by September 11, 2003. Any other proposal submitted with respect to the Company’s 2003 Annual Meeting of Stockholders will be considered untimely for purposes of Rules 14a-4, 14a-5 and 14a-6 under the Securities Exchange Act of 1934.

By Order of the Board of Directors

Peter D. Bewley,
Senior Vice President —
General Counsel and Secretary

October 7, 2002

APPENDIX A

FINANCIAL HIGHLIGHTS

The Clorox Company

Years Ended June 30	2002	2001	% Change

In millions, except share and per-share amounts.
Net sales	$4,061	$3,903	4%
Earnings before cumulative effect of change in accounting principle	$322	$325	-1%
Cumulative effect of change in accounting principle (net of tax benefit of $1)	—	(2)	-100%

Net earnings	$322	$323	0%

Earnings per common share
Basic
Earnings before cumulative effect of change in accounting principle	$1.39	$1.38	1%
Cumulative effect of change in accounting principle	—	(0.01)	-100%

Basic net earnings per common share	$1.39	$1.37	1%

Diluted
Earnings before cumulative effect of change in accounting principle	$1.37	$1.36	1%
Cumulative effect of change in accounting principle	—	(0.01)	-100%

Diluted net earnings per common share	$1.37	$1.35	1%

Weighted average common shares outstanding (in thousands)
Basic	231,849	236,149	-2%
Diluted	234,704	239,483	-2%
Stockholders’ equity	$1,354	$1,900	-29%
Dividends per common share	$0.84	$0.84	0%
Stockholders’ equity per common share	$6.07	$8.03	-24%

MANAGEMENT’S DISCUSSION AND ANALYSIS

RESULTS OF WORLDWIDE OPERATIONS

Management’s discussion and analysis of the results of operations, unless otherwise noted, compares fiscal year 2002 to fiscal year 2001 and fiscal year 2001 to fiscal year 2000.

CONSOLIDATED RESULTS

Fiscal year 2002 was a year where the Company refocused on its priorities and conducted a thorough review of its operations. The Company set goals that enabled growth in volume and net sales, strengthened its cost structure and improved its working capital and operating cash flows. This was accomplished despite a sluggish U.S. economy and a difficult year in South America.

Diluted earnings per share increased to $1.37 in fiscal year 2002 from $1.35 in fiscal year 2001, and net earnings were $322 million versus $323 million for the same periods. The improvement in diluted earnings per share reflects lower common shares outstanding due to $669 million of treasury stock repurchases and related premiums and settlement of share repurchase contracts in fiscal year 2002.

Net earnings remained relatively flat, despite deteriorating economic conditions in South America. The Company had higher net sales and volumes led by new product introductions and a focus on core brands, and improvements in gross profit. Also contributing to net earnings was the net gain of $33 million (pre-tax), or $23 million (after-tax), recognized on the sales of the Maxforce and Himolene businesses in fiscal year 2002. Offsetting these increases were restructuring and asset impairment charges and related inventory reserve adjustments of $237 million (pre-tax), or $193 million (after-tax), driven by currency devaluations, particularly in Argentina, and generally poor economic conditions in South America and the Company’s review of its operations. Restructuring and asset impairment costs (including inventory write-offs and reserve adjustments) partially offset by the net gain on sale of businesses in fiscal year 2002 had the effect of reducing diluted earnings per share by $0.72 in fiscal year 2002, $0.27 in fiscal year 2001 and $0.11 in fiscal year 2000.

Diluted earnings per share decreased to $1.35 in fiscal year 2001 from $1.64 in fiscal year 2000, and net earnings decreased to $323 million from $394 million for fiscal year 2001, as compared to fiscal year 2000, primarily due to lower net sales, inventory write-offs and restructuring and asset impairment charges, partially offset by lower administrative costs.

Net sales in fiscal year 2002 increased 4% to $4,061 million on a 3% increase in volume. Excluding the impacts from the divested businesses, net sales and volume grew 5%. The improvement in net sales and volumes reflects the Company’s efforts to restore growth in core brands through increased advertising and the introduction of new products.

Net sales in fiscal year 2001 decreased 2% to $3,903 million despite an increase in volume of 1%. The decline in net sales resulted from increased trade promotion spending, foreign currency weaknesses and unfavorable assortment and product mixes caused by a trend towards larger sizes as well as a shift to lower-margin items.

Cost of products sold as a percentage of sales decreased to 57% in fiscal year 2002 from 59% in the prior year. Consistent with the Company’s priority to reduce its cost structure, the improvement in cost of products sold was mostly due to cost savings generated from the Company’s ongoing manufacturing initiatives, lower inventory write-offs compared to the prior year, and decreased raw material costs driven by the renegotiation of resin pricing earlier this fiscal year. Cost savings from ongoing procurement, manufacturing and logistics initiatives include the 44% reduction of domestic stock keeping units (product items based on a product’s color, size, fragrance, flavor and other distinctions), strategic sourcing of materials by consolidating suppliers resulting in price reductions, renegotiation of co-packer agreements, closure of nonstrategic, under-utilized plants and better demand planning resulting in lower logistics costs. These improvements are partially offset by start-up costs associated with new product launches.

Cost of products sold as a percentage of sales increased to 59% in fiscal year 2001 from 56% in fiscal year 2000 mostly due to the provision for inventory obsolescence of $54 million which included $39 million for inventories associated primarily with discontinued product lines, packaging and unsuccessful product launches. Higher energy, raw material and packaging costs and an unfavorable assortment mix due to a shift to larger sizes also contributed to the increase. These write-offs and higher costs were somewhat mitigated by cost savings generated from the Company’s ongoing manufacturing initiatives, transferring auto care and Scoop Away cat litter manufacturing in-house from co-packers, and restructuring the Company’s Asia operations.

Selling and administrative expenses increased 8% to $537 million in fiscal year 2002 from $495 million in fiscal year 2001. This increase was primarily attributable to performance-based compensation costs, related to the Company’s achievement of performance targets, of $44 million in fiscal year 2002 as compared with $14 million in fiscal year 2001, expenditures of $16 million in fiscal year 2002 as compared with $6 million in the prior year for the Company’s new systems projects, and an increase in the Company’s allowance for doubtful accounts. As a consequence of the economic crisis and political turmoil in South America as well as a softening U.S. economy, the Company increased its allowance for doubtful accounts by $11 million for fiscal year 2002. These increases are partially offset by savings from the elimination of approximately 260 positions from the Company’s U.S. divisions and 250 positions from its Latin American division that occurred in December 2001.

Selling and administrative expenses declined 6% to $495 million in fiscal year 2001 from $525 million in fiscal year 2000. The decline results from lower commissions due to renegotiated broker rates in certain of the domestic businesses as well as the impact of the fiscal year 2000 acquisition of a distribution business in Argentina, lower market-research expenditures, reductions in corporate overhead driven by lower compensation costs, and lower costs resulting from restructuring the Company’s Asia operations in fiscal year 2000. These savings were partially offset by higher spending in Latin America to support volume growth.

Advertising costs as a percentage of sales increased to 9.8% in fiscal year 2002 as compared to 9% in fiscal years 2001 and 2000. The increase in advertising costs in fiscal year 2002 as compared with fiscal year 2001 was driven by higher media expenditures of approximately $80 million to support the base business and introduction of new products, partly offset by lower noncoupon sales promotion spending of $35 million. In fiscal year 2001, as compared with fiscal year 2000, higher media expenditures in support of the cat litter and Glad businesses were offset by decreased noncoupon promotional spending in the auto care business.

Merger, restructuring and asset impairment costs of $241 million, $59 million and $36 million were recognized in fiscal years 2002, 2001 and 2000, respectively.

In fiscal year 2002, restructuring and asset impairment costs of $241 million included $196 million for the impairment of goodwill and trademarks associated with the Company’s Argentine ($100 million), Brazilian ($57 million) and Colombian ($39 million) businesses due to significant currency devaluations and weakening market and economic conditions in these countries as well as a reassessment of the Company’s strategies due to termination of a pending acquisition in Brazil. The Company is currently taking steps to mitigate the impacts arising from the weakening economic conditions in South America, including the reduction of the cost structure in its Latin America operations. In the fourth quarter of fiscal year 2002, the Company recognized a severance charge of $6 million related to the elimination of 119 positions in the Company’s Latin America division. The Company will continue to take mitigating steps, monitor economic conditions in South America and evaluate the need for additional asset impairment charges for its Latin America operations.

The remaining fiscal year 2002 charges of $39 million included $22 million for the write-off of equipment and the closure of certain of the Company’s plants and $17 million for severance costs resulting from the Company’s review of operations and its staffing levels. The Company recognized a total of $200 million ($102 million in fiscal year 2002 and $98 million in fiscal year 2001) of such costs, which resulted from the Company’s review of operating plans and strategies for all its reporting units. Charges recognized include $165 million recorded for restructuring and asset impairment and $35 million relating to inventory write-offs included in cost of products sold, principally for discontinued products, packaging and unsuccessful product launches.

In fiscal year 2001, the Company recognized $59 million for restructuring and asset impairment costs and $39 million related to inventory write-offs associated primarily with discontinued product lines, packaging and unsuccessful product launches, which was included in cost of products sold. Restructuring and asset impairment for fiscal year 2001 included $47 million for the write-off of equipment no longer necessary due to changes in technology, elimination of redundancies and discontinued product lines and associated with plant closures, $8 million for the write-off of intangible assets, and $4 million for severance and other restructuring costs.

In fiscal year 2000, the $36 million of charges included $23 million of First Brands merger-related costs related to the consolidation of First Brands distribution centers, relocation and retention bonuses paid to former First Brands employees, $11 million of restructuring and asset impairment related to the restructuring of the Company’s Asia operations, and a $2 million asset impairment charge related to the Company’s fire logs business.

Interest expense in fiscal year 2002 as compared with fiscal year 2001 decreased by $49 million due to lower commercial paper interest rates and lower levels of commercial paper borrowings during the year. Interest expense in fiscal year 2001, as compared with fiscal year 2000, decreased by $10 million due to the Company’s ability to reduce borrowings with cash flows from operations.

Other expense (income), net in fiscal year 2002 as compared with fiscal year 2001 changed $73 million to income of $26 million from expense of $47 million due to lower goodwill, trademarks and other intangible assets amortization of $47 million resulting from the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, a net gain of $33 million in fiscal year 2002 on the sale of the MaxForce and Himolene businesses, and an increase in income of $20 million due to foreign exchange gains from the revaluation of Argentine net monetary assets denominated in currencies other than the peso. These gains were partially offset by a $6 million increase in environmental liabilities, an increase of $6 million in losses relating to mark-to-market adjustments on the Company’s resin contracts reflecting current market conditions, a $4 million write-down of certain international joint venture investments, and $4 million of losses related to mark-to-market adjustments on the Company’s investment fund. The environmental liabilities were increased based on estimated additional costs associated with remediating and monitoring a former plant site.

Other expense, net in fiscal year 2001 as compared with fiscal year 2000 increased by $11 million due to higher amortization of intangibles resulting from acquisitions made in fiscal year 2001 and lower equity and royalty income.

The effective tax rate was 35.3%, 31.7% and 35.4% in fiscal years 2002, 2001 and 2000, respectively. The increase in the tax rate in fiscal year 2002 was primarily due to the provision of valuation allowances against tax benefits resulting from impairment charges recognized for the Company’s Colombian and Argentine businesses, and from tax provided on currently expected repatriation of accumulated earnings of the Company’s Chilean subsidiary. The increase in the tax provision was partially offset by adjustments of federal and state tax accruals. The reduction in the tax rate from 35.4% in fiscal year 2000 to 31.7% in fiscal year 2001 was due primarily to the reversal of deferred tax liabilities on foreign earnings as a result of the Company’s increasing ability to utilize foreign tax credits and due to the adjustment of fiscal year 2000 tax accruals.

The cumulative effect of the change in accounting principle of $2 million (net of tax benefit of $1 million) in fiscal year 2001 was recognized as a transition adjustment due to the implementation of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The Company adopted SFAS No. 133, as amended, effective July 1, 2000.

SEGMENT RESULTS

Current and prior fiscal year results by segment are presented based upon realigned segments as described in Note 18 of the Notes to Consolidated Financial Statements.

Net sales	2002	2001	2000

Household Products — North America	$2,198	$2,097	$2,175
Household Products — Latin America/ Other	559	584	605
Specialty Products	1,304	1,222	1,209

Total	$4,061	$3,903	$3,989

Earnings (losses) before income taxes	2002	2001	2000

Household Products — North America	$535	$453	$599
Household Products — Latin America/ Other	(129)	72	68
Specialty Products	517	397	403
Corporate Interest and Other	(425)	(446)	(460)

Total	$498	$476	$610

Household Products — North America

Fiscal Year 2002 versus Fiscal Year 2001: The Household Products — North America segment rebounded from the prior year’s declines to post a 5% increase in both volume and net sales, and an 18% increase in pre-tax earnings. The increase in volume and net sales were driven by the introduction of new products, strategic pricing actions and increased advertising spending to support core brands and new products.

Laundry and Home Care’s volume increase of 7% was driven by the introduction of Clorox ReadyMop self-contained mopping system and Clorox Oxygen Action multipurpose stain remover, increased shipments of Clorox disinfecting wipes, and distribution gains for Clorox toilet bowl cleaner and Ultra Clorox bleach. Partially offsetting these gains were distribution losses for Clorox disinfecting spray and Formula 409 carpet cleaner.

The Glad bags and wraps business saw volume increase by 5% due to new products in the GladWare disposable-containers line, an improved price-value relationship for trash bags and increased advertising to support wraps and trash bags. These gains were partially offset by distribution losses and increased competitive activity for stand-up bags.

Total volume for Brita was down by 4% due primarily to distribution losses for Brita Fill & Go sports bottles, a decline in shipments of pour-through systems and filters, and by lower shipments to Kmart, partially offset by volume gains for faucet-mount systems and filters.

The increase in earnings before tax was due to increased volumes, cost savings initiatives in manufacturing operations, lower raw material costs driven by renegotiation of the resin pricing earlier this fiscal year and lower restructuring and related inventory write-offs. These cost and spending decreases were partially offset by start-up costs associated with new product launches, increased media spending to support core brands and new products, and an increase of $6 million related to mark-to-market adjustments on the Company’s resin contracts.

Fiscal Year 2001 versus Fiscal Year 2000: Household Products-North America net sales decreased 4% to $2,097 million from fiscal year 2000 and earnings before tax decreased 24% to $453 million from fiscal year 2000.

The decline in net sales was caused by a 2% decrease in volumes, an unfavorable assortment mix resulting from a shift towards larger sizes, and higher trade-promotion spending. The segment’s volume decline follows a year in which 21 new products were introduced in the laundry and home care business and the economy softened. Laundry and home care’s volume decline of 1% resulted from lower shipments of Clorox disinfecting spray due to increased competitive activity and discontinued Clorox FreshCare dry cleaning product; these volume declines were partly offset by increases in shipments of Ultra Clorox liquid bleach. The Glad bags and wraps business volumes decreased 2% from the prior year despite signs of volume improvement seen in the fourth quarter of fiscal year 2001. Driving the fourth quarter volume improvement was the launch of the GladWare line of containers. Brita’s shipments decreased 8% from the prior year despite the Company’s advertising and marketing efforts to improve shipments of Brita pour-through pitchers and filters. Partially offsetting this decline were increased shipments of Brita faucet-mount systems and Brita Fill & Go sports bottles.

The decline in net earnings before tax was due to the recognition of restructuring and asset impairment costs, lower volumes, an unfavorable assortment mix and higher raw material costs and trade spending, partly offset by cost savings generated from manufacturing initiatives.

Household Products — Latin America/ Other

Fiscal Year 2002 versus Fiscal Year 2001: Weakening economic conditions, currency devaluations and political turmoil in South America had a negative impact on the segment’s fiscal year 2002 results. The Household Products — Latin America/ Other segment’s earnings before tax declined to a loss of $129 million and net sales decreased 4% to $559 million. (See further discussion regarding the “South America Economic, Social and Political Conditions” on page A-11 in the Financial Position and Liquidity section).

Net sales decreased 4% while volumes grew by 1%. The decrease in net sales was driven by the weakening economic conditions in South America that gave rise to a 7% decrease attributable to foreign currency weaknesses primarily in Argentina, Venezuela and Brazil. Volume gains were driven by line extensions of Lestoil heavy-duty cleaner, new product launches in Korea, launches of Poett and other fragranced cleaners in the current and prior years and increased advertising to support volume growth in Puerto Rico, Central America and Mexico, partly offset by volume declines in Argentina, Venezuela and Chile driven by the poor economic conditions in South America as well as in Colombia due to economic conditions and competitive price activity in bleach.

The decline in earnings before tax reflects $196 million of goodwill and trademarks impairment charges and an increase of $9 million for restructuring costs. Asset impairment costs include $100 million, $57 million and $39 million for the Company’s Argentine, Brazilian and Colombian businesses, respectively. The Company is currently taking steps to mitigate the impacts from the weakening economic conditions, including the reduction of the cost structure in its Latin America operations, the elimination of 250 positions in December 2001 and 119 positions in May 2002, an increase in advertising spending to drive volume growth, and the implementation of a number of competitive pricing initiatives. Despite the negative impacts from the weakening conditions, the segment has benefited from the Company’s on-going cost savings initiatives contributing to gross profit improvements and the elimination of positions earlier in the year resulting in lower administrative expense. In addition, the segment has recognized $20 million of gains in foreign exchange from the revaluation of the Argentina net monetary assets denominated in currencies other than the peso.

Fiscal Year 2001 versus Fiscal Year 2000: Household Products — Latin America/ Other’s earnings before tax increased 6% to $72 million while net sales decreased 3% to $584 million. The decrease in net sales was due to foreign currency weaknesses in Australia, New Zealand and most Latin America countries and higher trade-promotion spending, despite a volume increase of 6%. The increase in volumes from the prior year resulted from the prior-year acquisitions of Bon Bril cleaning utensils businesses in certain Latin American countries, the launch of Poett and other fragranced cleaners in Argentina, Chile, Mexico, Brazil, Peru, Panama and Venezuela, and increased insecticide consumption in Korea. The increase in earnings before tax was generated from the restructuring of the Company’s Asia operations, lower commission expense resulting from the prior-year acquisition of a distribution business in Argentina, and the Company’s ongoing efforts to improve operating margins.

Specialty Products

Fiscal Year 2002 versus Fiscal Year 2001: The Specialty Products segment reported volume and net sales gains of 3% and 7%, respectively, and 30% growth in earnings before tax. All business units in this segment experienced increased volume growth. Excluding the impacts from the divested professional insecticides and firelogs businesses, net sales and volume increased 9% and 6%, respectively from the prior year. The difference between net sales growth and volume growth is attributable to lower trade promotion spending in the seasonal, food and cat litter businesses as the Company shifted marketing support towards increased advertising from trade spending, which is accounted for as a reduction in revenue.

Seasonal’s volume growth of 11%, excluding volumes from the divested professional insecticides and firelogs businesses, led the volume growth in this segment. This growth reflects higher shipments of Kingsford charcoal, which are up 12% for the fiscal year. Kingsford charcoal’s growth is attributable to a focus on retail execution, increased media spending, a narrowing price gap with private label as a result of private-label price increases, and improved weather conditions. Auto care’s volume increase of 7% was driven by growth from the Armor All wipes and tire protectant products, including the recently launched Armor All leather spray and wipes. The year-to-date growth rate for the auto care business was impacted in the latter part of the year by lower shipments to Kmart and unseasonably warm winter weather in the third quarter of fiscal year 2002 which reduced demand for cold weather performance products. Cat litter’s volume growth of 5% is due to product improvements, increased marketing support for Fresh Step and line extensions such as Fresh Step Cedar cat litter. Food product’s volumes increase of 3% reflects higher shipments from Hidden Valley dressings and K C Masterpiece marinades. The segment increased its advertising and consumer promotions of Hidden Valley dressings to counteract ongoing competitive activity. K C Masterpiece volumes increased behind the introduction of K C Masterpiece Caribbean Jerk marinade despite competitive pressures in the recent quarter.

Earnings before taxes increased due to volume growth, lower trade spending, savings generated by the Company’s ongoing cost reduction initiatives and plant closures, lower restructuring costs and inventory write-offs, and the gain of $36 million recognized in fiscal year 2002 on the sale of the Maxforce business. Increased advertising spending to support core brands and new product launches partly offset these improvements.

Fiscal Year 2001 versus Fiscal Year 2000: Specialty Products’ fiscal year 2001 net sales increased 1% to $1,222 million and volumes increased 3% from fiscal year 2000. Earnings before tax for the segment declined 1% to $397 million from fiscal year 2000.

The net sales increase of 1% was due to volume growth of 3% driven by higher volumes in the seasonal, cat litter and auto care businesses, offset by an unfavorable assortment mix. Seasonal’s increased volumes of 6% from fiscal year 2000 reflect greater charcoal shipments boosted by marketing support and a narrowing price spread with private label products. The 5% increase in cat litter’s volumes came from the fiscal year 2000 launch of Fresh Step crystals cat litter, higher Scoop Away cat litter volumes due to the price rollback in June 2000, and the relaunch of Scoop Away cat litter along with increased advertising and trade spending. These increases were partly offset by poor performance early in fiscal year 2001 due to difficulties experienced in the execution of a packaging conversion and a cat toy promotion. The 2% increase in auto care’s shipments resulted from the introduction of Armor All cleaning and protectant wipes. Offsetting volume gains in these businesses was a decline in the food business. The 5% volume decline in the food business reflects lower salad dressing consumption and intense competitive pressure in this category that resulted in decreased consumption in Hidden Valley dressings.

The decline in net earnings before tax resulted from the recognition of restructuring and asset impairment costs, an unfavorable assortment mix, higher raw material and energy-related costs, costs associated with product and packaging improvements for the re-launch of Scoop Away cat litter, and greater advertising and spending. Offsetting these decreases were savings achieved by transferring auto care and Scoop Away cat litter manufacturing in-house from co-packers and other manufacturing cost-savings initiatives.

Corporate, Interest and Other

Fiscal Year 2002 versus Fiscal Year 2001: “Corporate, Interest and Other” loss before tax decreased 5% from fiscal year 2001 to fiscal year 2002 due to lower goodwill amortization and interest expense offset by increased compensation costs, expenditures associated with the Company’s new enterprise resource planning and customer relationship management data processing system projects, and severance costs.

Fiscal Year 2001 versus Fiscal Year 2000: “Corporate, Interest and Other” loss before tax decreased 3% from fiscal year 2000 to fiscal year 2001 due primarily to lower interest expense and lower compensation costs.

FINANCIAL POSITION AND LIQUIDITY

Cash Flows from Operations

The Company’s financial position and liquidity remains strong due to the continued strength of operating cash flows during the fiscal year ended June 30, 2002.

Net cash provided by operations increased 17% to $876 million in fiscal year 2002 as compared to the prior year, and is primarily attributable to improved working capital management and improved earnings. Working capital changes from fiscal year 2001 were partly attributable to the effect of currency devaluations in Argentina, Venezuela and Brazil, and better management of working capital, including receivables, inventory, accounts payable, accrued expenses and income taxes payable. The decline in receivables is due to improved collections partly offset by higher receivables driven by increased sales from the recent introduction of Clorox Ready Mop self-contained mopping system and the charcoal business. Inventory has declined as a result of the Company’s enhanced operational planning and continuing efforts to reduce the number of stock keeping units as well as lower charcoal inventories resulting from a 7% increase in sales volume during the fourth quarter of this year from that business. A build-up in inventory due to the recently launched Clorox Ready Mop self-contained mopping system partially offsets this decline. Higher payables and accrued expenses arise from the Company’s new system projects, increased advertising, and incentive compensation costs. Higher income taxes payable is attributable to the timing of quarterly tax payments.

Net cash provided by operations increased 10% to $747 million in fiscal year 2001 as compared to fiscal year 2000. The increase in cash provided by operations in fiscal year 2001 is attributable to improved management of working capital. Working capital changes from fiscal year 2000 included decreases in receivables and inventories and an increase in accrued liabilities, offset partially by lower accounts payable. The decrease in receivables is due to a decrease in net sales for the month of June 2001 versus June 2000 and successful collection of some past due receivables. Lower inventory levels in fiscal year 2001 reflect better inventory management and a decrease in seasonal product inventories. Inventory levels were favorably impacted due to management’s continuing efforts to optimize inventories and to eliminate under-performing stock keeping units. Seasonal product inventories were lower than planned due to 15% stronger sales in charcoal during the fourth quarter of fiscal year 2001 versus the year ago quarter. The decrease in accounts payable is related to lower raw-material purchases consistent with the decline in inventories and the effect resulting from the discontinuation of certain products.

Acquisitions and Divestitures

During fiscal years 2002 and 2001, the Company divested certain nonstrategic brands in order to focus on its core brands. In fiscal year 2002, the Company sold its Maxforce professional insecticides business and the Himolene industrial trash can liner business. The aggregate sales price and net pre-tax gain (included in other income) on divestitures was $65 million and $33 million, respectively. In fiscal year 2001, the Company sold its firelogs business for $2 million, and no gain or loss was recognized on the sale.

The Company also made acquisitions in fiscal years 2001 and 2000 that were accounted for as purchases and were funded using a combination of cash and debt.

During fiscal year 2001, the Company invested $126 million in new businesses. The Company acquired for $122 million (or $116 million, net of cash acquired) from Brita GmbH the rights to the Brita trademark and other intellectual property in North and South America, an increase in the Company’s ownership from 50% to 100% in Brita Limited and Brita South America Inc., and certain other net assets. The Company also increased its ownership to 100% in its two joint ventures in Costa Rica, previously 49% and 51% owned. The investments in Brita Limited, Brita South America Inc. and Costa Rica were previously accounted for under the equity method of accounting and are fully consolidated from the date of acquisition. Net assets acquired included net working capital assets of $11 million, property, plant and equipment of $9 million, goodwill of $11 million and trademarks and other intangible assets of $110 million to be amortized over estimated lives of ten years, less the additional investment to acquire the remaining interest for $15 million. Because the Company previously owned 50% to 51% in these equity investments, only the incremental equity and its underlying net book value of the net assets were adjusted to their fair value.

During fiscal year 2000, the Company invested $120 million in new international businesses. These acquisitions included the Bon Bril cleaning utensils businesses in Colombia, Venezuela and Peru, the Agrocom S.A. distribution business in Argentina, an increase in ownership to 100% in Clorox de Colombia S.A. (formerly Tecnoclor S.A. and previously 72% owned) and the Astra rubber gloves business purchased in Australia. Net assets, acquired at fair value, included net working capital assets of $6 million, property, plant and equipment of $12 million, goodwill of $24 million and trademarks and other intangible assets of $70 million to be amortized over estimated lives of five years. In addition, approximately $8 million was paid to acquire minority interests in Clorox de Colombia S.A.

Capital Expenditures

Capital expenditures were $177 million in fiscal year 2002, $192 million in fiscal year 2001 and $158 million in fiscal year 2000. In fiscal years 2002, 2001, and 2000, capital expenditures included the Company’s purchases of property, plant and equipment and $67 million in fiscal year 2002 and $41 million in fiscal year 2001 of expenditures for the Company’s new enterprise resource planning system and customer relationship management system. Despite higher expenditures for the new systems project, capital expenditures decreased from the prior year principally due to the Household Products — Latin America/ Other reduced capital spending levels.

The Company will be implementing new information systems over the next two fiscal years, with total implementation costs estimated to be approximately $250 million. Approximately $150 million represents incremental spending over and above previously planned spending on systems projects. Total expenditures were $83 million in fiscal year 2002, of which $63 million was capitalized as other assets, $4 million was capitalized as property, plant and equipment, and $16 million was recorded as selling and administrative expense. Total expenditures were $47 million in fiscal year 2001, of which $28 million was capitalized as other assets, $13 million was capitalized as property, plant and equipment and $6 million was recorded as selling and administrative expense.

Contractual Obligations

The Company has contractual obligations payable or maturing (excluding short term notes and loans payable) in the following fiscal years:

At June 30, 2002 (in millions)	2003	2004	2005	2006	2007	Thereafter	Total

Long-term debt	$2	$207	$2	$2	$152	$315	$680
Operating leases	30	24	18	10	10	15	107
Low income housing partnerships	23	11	7	4	2	4	51
Unconditional purchase obligations	5	5	5	5	5	18	43

Total contractual cash obligations	$60	$247	$32	$21	$169	$352	$881

Low income housing partnerships also generate tax credits that reduce the Company’s income tax liability.

Borrowing Information

The Company continues to maintain strong credit ratings. The Company’s long-term credit rating from Standard & Poor’s and Fitch are A+ ratings and its short-term credit ratings from Standard & Poor’s and Fitch are A-1 and F1 ratings, respectively. The Company’s overall level of indebtedness (both short-term and long-term debt) was fairly stable at $1 billion at both June 30, 2002, and 2001. The Company’s increase in commercial paper borrowings was, in part, to repay its $200 million 8.8% note in July 2001. In fiscal year 2000, the Company reduced its commercial paper borrowings and repaid a $142 million short-term note due in March 2001. The Company also issued $300 million of 6.125% unsecured senior unsubordinated notes due in February 2011.

Credit Agreements

In fiscal years 2002, 2001 and 2000, cash flow from operations exceeded cash requirements to fund acquisitions, capital expenditures, dividends and scheduled debt service. The Company believes that cash flow from operations, supplemented by financing expected to be available from external sources, will provide sufficient liquidity for at least the next twelve months.

At June 30, 2002, the Company had domestic credit agreements with available credit lines totaling $550 million, which expire on various dates through March 2007. At June 30, 2002, there were no borrowings under these agreements, which are available for general corporate purposes and to support additional commercial paper issuance. In addition, the Company had $53 million of foreign working capital credit lines and overdraft facilities at June 30, 2002, of which $33 million is available for borrowing. Certain of the Company’s unsecured notes, debentures and credit agreements contain restrictive covenants and limitations, including limitations on certain sale and leaseback transactions to the greater of $100 million, or 15% of the Company’s consolidated net tangible assets, as defined, and require the maintenance of a consolidated leverage ratio, as defined. The Company is in compliance with all restrictive covenants and limitations as of June 30, 2002. The Company does not anticipate any problems in securing future credit agreements.

Based on the Company’s working capital requirements, the current borrowing availability under its credit agreements, and its ability to generate positive cash flows from operations in the future, the Company believes that it will have the funds necessary to meet all of its above described financing requirements and all other fixed obligations. Should the Company undertake strategic acquisitions requiring funds in excess of its current cash reserves and available credit lines, it might seek additional debt or equity financing. Depending upon future conditions in the financial markets, the availability of acceptable terms, and other factors, the Company may consider the issuance of debt or other securities to finance acquisitions, to refinance debt or to fund other activities for general business purposes.

Pension Obligations

In fiscal year 2002, the Company increased its accrual for pension obligations from a pension asset of $23 million to a pension liability of $43 million, with a resulting increase in accumulated other comprehensive net losses. This increase primarily reflects a minimum pension liability adjustment of $65 million that was required to recognize a liability equal to the “unfunded accumulated benefit obligation” based on the market value of the assets that decreased due to asset performance. The Company expects to make annual minimum pension contributions starting in calendar year 2004. Contributions have not yet been determined due to uncertainty in estimating future market conditions.

Common Stock Dividends, Company Stock Purchases and Stock Authorization Information

Dividends paid in fiscal years 2002, 2001 and 2000 were $196 million, or $0.84 per share; $199 million, or $0.84 per share; and $189 million, or $0.80 per share, respectively. On July 17, 2002, the Company announced a 5% increase in the quarterly dividend rate from $0.21 per share to $0.22 per share.

Treasury share purchases and related premiums were $412 million (10,000,000 shares) in fiscal year 2002, $10 million in fiscal year 2001, and $135 million (3,123,000 shares) in fiscal year 2000. In July 2002, the Board of Directors authorized the Company to increase its previously announced share repurchase program by an additional $500 million. The share repurchase program was first announced in August 2001, with an authorization of $500 million, of which $417 million of treasury share repurchases, excluding related premiums, has been spent with $83 million remaining.

In the fourth quarter of fiscal year 2002, the Company settled its three share repurchase agreements totaling approximately $257 million, including carrying costs of $11 million. The Company had contracted for future delivery of 2,260,000 shares each on September 15, 2002 and on September 15, 2004, at a strike price of $43 per share, and for future delivery of 1,000,000 shares on November 1, 2003 at a strike price of $51.70 per share.

South America Economic, Social and Political Conditions

During fiscal year 2002, certain countries in South America have experienced weakening economic, social and political conditions, particularly in Argentina as well as Colombia and Brazil. Effective in fiscal year 2002, the Argentine peso is no longer fixed to the U.S. dollar, and Argentina and Brazil have faced currency devaluations of 74% and 19%, respectively. Argentina has also been impacted by government-imposed currency restrictions and banking holidays.

As a consequence of the deteriorating conditions in South America, the Company has recognized goodwill and trademarks impairment charges of $100 million for Argentina, $57 million for Brazil and $39 million for Colombia, which were recorded as restructuring and asset impairment charges. The Company also recorded foreign currency deferred translation charges for the Argentine peso of $137 million ($80 million tax effected) that reduced stockholders’ equity and recognized a pre-tax gain of $20 million on net monetary assets denominated in non-peso currencies, which is included in other income.

The Company is taking steps to mitigate the impact of the weakening conditions in South America such as shortening its Latin America division’s payment terms for customers, eliminating 250 and 119 positions in December 2001 and May 2002, respectively, and monitoring the Latin America division’s capital spending levels. The division is also eliminating low margin and non-core brands in its portfolio and will focus on strengthening its strategic core brands.

Argentina has faced unique challenges resulting from government-imposed currency restrictions as well as banking holidays. In fiscal year 2002, the government in Argentina decreed that certain trade non-peso denominated currencies be converted to the Argentine peso currency. The Company’s Argentine subsidiary has U.S. dollar cash balances of approximately $7 million that may be subject to repatriation at retroactive conversion rates. The Company is currently holding discussions with the Argentine central bank to obtain relief from converting U.S. dollar cash balances at retroactive conversion rates. The ultimate outcome of discussions with the Argentine central bank is not known at this time. If the Company were to convert its U.S. dollar cash balances at retroactive conversion rates, the currency exchange loss is estimated to be approximately $2 million. In addition, throughout calendar year 2002, the Argentine government has declared periodic “banking holidays”, frozen deposits and implemented various currency restrictions. This has limited the subsidiary’s ability to deposit funds, to issue checks that could be cleared in Argentine banks, and to exchange foreign currencies.

The Company is working towards limiting the impacts from these restrictions as well as ensuring that its Argentine subsidiary has adequate funding. In April 2002, the Company repatriated cash from the Argentine subsidiary that reduced the subsidiary’s U.S. dollar denominated cash balances. Despite the limitations imposed during these banking holidays and the repatriation of U.S. dollar cash balances, the Company believes that the subsidiary has adequate funding generated from its operations and has the ability to meet its working capital requirements.

While the Company has made progress against these challenges, it will continue to seek opportunities to limit the impacts from the weakening economic conditions in South America. The Company will also continue to evaluate its businesses in its Latin America operations for impairment in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”.

MARKET-SENSITIVE DERIVATIVES AND FINANCIAL INSTRUMENTS

The Company is exposed to the impact of interest rates, foreign currency fluctuations, commodity prices and changes in the market value of its investments. The Company has certain restrictions on the use of derivatives, including a prohibition of the use of any leveraged instrument. Derivative contracts are entered into for non-trading purposes with several major credit worthy institutions, thereby minimizing the risk of credit loss. In the normal course of business, the Company employs practices and procedures to manage its exposure to changes in interest rates, foreign currencies and commodity prices using a variety of derivative instruments.

The Company’s objective in managing its exposure to changes in interest rates, foreign currencies and commodity prices is to limit the impact of fluctuations on earnings, cash flow and, in the case of interest rate changes, to manage interest rate exposure. To achieve its objectives, the Company primarily uses swaps, forwards, options and futures contracts to manage its exposures to interest rate changes, foreign currency fluctuations and commodity pricing risks.

As mentioned above, the Company has market risk exposure to foreign currency fluctuations. It uses derivative instruments, as well as operational strategies such as the matching of foreign currency receipts with payments, to mitigate the effects of foreign exchange exposure. However, because the Company has not been able to identify cost effective hedges for its net investments in foreign subsidiaries and joint ventures that would effectively mitigate fluctuations in value resulting from foreign currency devaluation, it is the Company’s policy not to hedge its long-term investment in foreign subsidiaries and joint ventures. Changes in valuations resulting from foreign currency fluctuations are reflected in other comprehensive income. Such fluctuations in foreign currency may make the Company’s products more expensive in its foreign markets and negatively impact sales or earnings.

Refer to Note 10 of the Notes to Consolidated Financial Statements for a further discussion on the Company’s financial instruments.

SENSITIVITY ANALYSIS

For fiscal year 2002, the Company’s exposure to market risk has been estimated using sensitivity analysis, which is defined as the change in the fair value of a derivative or financial instrument assuming a hypothetical 10% adverse change in market rates or prices. The results of the sensitivity analysis for interest rate, foreign currency and commodity risk exposures are summarized below. Actual changes in interest rates or market prices may differ from the hypothetical changes.

Sensitivity Analysis — Interest Rate Exposure

The Company has market risk exposure to changing interest rates. Interest rate risk is managed through the use of a combination of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate risk exposures when appropriate, based on market conditions. These instruments have the effect of converting fixed rate instruments to floating, or floating to fixed. Changes in interest rates would result in gains or losses in the market value of the Company’s fixed-rate debt instruments and the Company’s interest rate swap agreements that convert debt instruments from floating to fixed, due to differences between current market rates and the rates implicit for these instruments. Based on the hypothetical change of 10% in interest rates at June 30, 2002, the Company’s estimated market exposure for interest rates would impact interest expense by $9 million.

Sensitivity Analysis — Foreign Currency Exposure

The Company seeks to minimize the impact of certain foreign currency fluctuations by hedging transactional exposures with foreign currency forward and option contracts. The Company’s foreign currency transactional exposures exist primarily with the Canadian dollar and certain other currencies. The foreign exchange sensitivity analysis includes forward contracts affected by foreign exchange risk. Based on the hypothetical change of 10% in foreign currency exchange rates, the net unrealized losses at June 30, 2002 would impact pre-tax expense by $10 million.

Sensitivity Analysis — Commodity Price Exposure

Commodity futures and swap contracts are used to manage cost exposures on certain raw material purchases with the objective of ensuring relatively stable costs for these commodities. The Company also has a commodity written option contract with no hedging designation. The commodity price sensitivity analysis includes commodity futures, swap and option contracts, including resin derivative contracts, affected by commodity price risk. Based on the results of the hypothetical change of 10% in commodity prices, the Company’s estimated market exposure for commodity prices would impact pre-tax expense at June 30, 2002 by $3 million and would impact accumulated other comprehensive income by $8 million.

ENVIRONMENTAL MATTERS

The Company is committed to an ongoing program of comprehensive, long-term environmental assessment of its facilities. This program is monitored by the Company’s Department of Health, Safety and Environment with guidance from legal counsel. During each facility assessment, compliance with applicable environmental laws and regulations is evaluated and the facility is reviewed in an effort to identify possible future environmental liabilities. The Company believes that there are no unrecorded potential future environmental liabilities that will have a material adverse effect on its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such matters. This premise is based on the accrual of $17 million for such costs as of June 30, 2002, and the probable future costs of such environmental claims and actions.

NEW ACCOUNTING STANDARDS

SFAS Nos. 141 and 142

As of July 1, 2001, the Company adopted SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires all business combinations entered into after June 30, 2001 to be accounted for under the purchase method. SFAS No. 142 sets forth new financial accounting and reporting standards for the acquisition of intangible assets, other than those acquired in a business combination, and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill be reported separately from other identifiable intangible assets, and no longer amortized but tested for impairment on an annual basis. In connection with the transition provisions for adopting this standard, the Company performed a transitional impairment test and found no impairment, and reviewed the classification of its intangible assets. Amounts determined to be other than goodwill were reallocated as of July 1, 2001. Approximately $301 million was assigned to trademarks not subject to amortization and $23 million to other intangible assets subject to amortization.

In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill and indefinite-lived trademarks effective July 1, 2001. The financial statement impact was to reduce amortization expense by $47 million and to increase net earnings by $34 million (net of tax benefits of $13 million), or $0.14 per diluted share for the year ended June 30, 2002 compared to June 30, 2001. A reconciliation of previously reported net earnings and earnings per share to the amounts adjusted to exclude goodwill and indefinite-lived trademarks amortization, net of the related income tax effect is shown in Note 1 of the Notes to Consolidated Financial Statements.

SFAS No. 143

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS No. 143 is effective for fiscal year 2003. The Company is evaluating what impact, if any, SFAS No. 143 may have on its consolidated financial statements.

SFAS No. 144

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” that replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying value or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. Discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet been incurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for fiscal year 2003 and are to be applied prospectively.

SFAS No. 146

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force (“EITF”) Issue No. 94-3. The Company will adopt the provisions of SFAS No. 146 for restructuring activities, if any, initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect how the amount and the timing of future restructuring costs, if any, are recognized.

CRITICAL ACCOUNTING POLICIES

The methods, estimates and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas requiring the application of management’s estimates and judgment include assumptions pertaining to credit worthiness of customers, future product volume and pricing estimates, accruals for coupon and promotion programs, foreign currency exchange rates, interest rates, discount rates, useful lives of assets, future cost trends, investment returns, tax strategies and other external market and economic conditions. Accordingly, a different financial presentation could result depending on the judgments, estimates or assumptions that are used. The U.S. Securities and Exchange Commission has defined the most critical accounting policies as being the ones that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make its most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies are: revenue recognition; valuation of inventory; impairment of goodwill, trademarks and other intangible assets and property, plant and equipment; recovery of deferred software costs; accruals for incentive compensation; valuation of pension benefits; and income tax valuation allowances, contingency accruals and indefinite reversal criteria. The Company’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements.

Revenue Recognition

Customer sales are recognized when the risk of loss and title pass to the customer, generally at the time of shipment. Customer sales are recorded net of allowances for damaged goods returns, trade promotions, coupons and other discounts, which are recognized as a deduction from sales at the time of sale.

The Company routinely commits to one-time or on-going trade promotion and coupon programs with customers that require the Company to estimate and accrue the ultimate costs of such programs. Using experience gained over many years, the Company records an accrual at the end of each period for the earned, but unpaid, costs related thereto. Trade promotion and coupon costs are recorded as a deduction from sales.

Estimating the costs associated with on-going and routine trade promotion and coupon programs for core brands is based on the Company’s experience and available historical information. However, for new products estimating the costs of such programs can be difficult and subject to judgment, because the Company must rely on its assumptions as to the success of the new product and make estimates when it does not have experience with the new products nor readily available historical information.

The Company’s current trade promotion system allocates amounts for each customer for promotional activities. These funds are available to pay for promotional activities once earned by the customer. All promotional payments throughout the year to customers are subtracted from amounts available. The Company currently tracks promotional spending for its significant accounts and accrues for the estimated incurred but unpaid portion of trade promotion events. In determining liability accruals for trade promotional spending, the Company must rely on judgment and estimates which include, but are not limited to, the Company’s understanding of trade promotional spending patterns, knowledge of the status of trade promotional activities, and interpretation of historical spending trends by customer and category. If the Company’s estimates were to differ by 10%, the impact to promotional spending accruals would be approximately $11 million.

Valuation of Inventory

When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market (net realizable value), including any costs to sell or dispose. The Company identifies any slow moving, obsolete or excess inventory to determine whether a valuation allowance is indicated. The determination of whether inventory items are slow moving, obsolete or in excess of needs requires estimates and assumptions about the future demand for the Company’s products, technological changes, and new product introductions. The estimates as to future demand used in the valuation of inventory are dependent on the ongoing success of its products. In addition, the Company’s allowance for obsolescence may be impacted by the rationalization of the number of stock keeping units. To minimize this risk, the Company evaluates its inventory levels and expected usage on a periodic basis and records adjustments as required. Provisions for inventory obsolescence were $15 million in fiscal year 2002, $54 million in fiscal year 2001 and $15 million in fiscal year 2000.

Impairment of Goodwill, Trademarks and Other Intangible Assets and Property, Plant and Equipment

Carrying values of goodwill, trademarks and other intangible assets are reviewed periodically for possible impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. The Company’s impairment review is based on a discounted cash flow approach that requires significant management judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign exchange rates, devaluation, inflation and the selection of an appropriate discount rate. Impairment occurs when the carrying value of the reporting unit exceeds the discounted present value of the cash flows for that reporting unit. An impairment charge is recorded for the difference between the carrying value and the net present value of estimated future cash flows, which represents the estimated fair value of the asset. The Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse, economic factors, unanticipated technological change or competitive activities, loss of key personnel, acts by governments and courts, may signal that an asset has become impaired.

Property, plant and equipment and other long-lived tangible and intangible assets are reviewed periodically for possible impairment in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets to Be Disposed Of”. The Company’s impairment review is based on an undiscounted cash flow analysis at the lowest level for which identifiable cash flows exist. The analysis requires management judgment with respect to changes in technology, the continued success of product lines, and future volume, revenue and expense growth rates. The Company conducts annual reviews for idle and underutilized equipment, and reviews business plans for possible impairment implications. Impairment occurs when the carrying value of the asset exceeds the future undiscounted cash flows and the impairment is viewed as other than temporary. When an impairment is indicated, the estimated future cash flows are then discounted to determine the estimated fair value of the asset and an impairment charge is recorded for the difference between the carrying value and the net present value of estimated future cash flows.

The estimates and assumptions used are consistent with the business plans and estimates that the Company uses to manage its business operations and to make acquisition and divestiture decisions. The use of different assumptions would increase or decrease the estimated value of future cash flows and would have increased or decreased any impairment charge taken. Future outcomes may also differ. If the Company’s products fail to achieve estimated volume and pricing targets, market conditions unfavorably change or other significant estimates are not realized, then the Company’s revenue and cost forecasts may not be achieved, and the Company may be required to recognize additional impairment charges. In fiscal year 2002, the Company recognized goodwill and trademark impairment charges of $196 million for its Argentine, Brazilian and Colombian businesses. If the Company had varied its estimates and assumptions by 10%, then impairment charges would have been higher or lower by approximately $15 million to $20 million.

Recoverability of Deferred Software Costs

The Company capitalizes qualifying costs incurred in the acquisition or development of software for internal use, including the costs of the software, materials, consultants, interest, and payroll and payroll-related costs for employees involved in development. The Company follows the accounting guidance as specified in Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. In applying the guidelines outlined in SOP 98-1, the Company must use its judgment in determining whether the costs incurred should be capitalized or expensed. The determination of whether the costs incurred are capitalized may have a significant impact on the Company’s financial statements. Determination of whether such costs should be expensed or capitalized is subject to the nature of the activities performed. The Company must make a determination of whether the direct costs of materials and services consumed in developing or obtaining internal-use computer software and an employee’s time and travel expenses directly associated with developing software should be capitalized. This determination is based on the nature and the extent of the activity that the employee is performing. The Company believes that the basis for its determination is reasonable and that it has adequately determined the costs to be capitalized versus expensed.

The Company’s new systems expenditures of $83 million in fiscal year 2002 and $47 million in fiscal year 2001 include deferred software costs of $63 million in fiscal year 2002 and $28 million in fiscal year 2001, which were capitalized as other assets and are subject to the Company’s expectation that the acquired or developed software will be completed and placed in service as anticipated. Deferred software costs are amortized on a straight-line basis over three to seven years.

Accruals for Incentive Compensation

The Company has various incentive compensation programs, including a performance unit program and The Clorox Company Employee Retirement Investment Plan (ERIP). Certain payments or contributions under these programs are subject to the Company achieving certain performance targets. Accordingly, the quarterly accrual of such costs for these programs is based on the Company’s expectations as to whether the performance targets are achievable.

Under the Company’s performance unit program, compensation cost for shares issued was recorded based upon the current market value of the Company’s stock at the end of each period. These compensation costs were amortized over the program’s vesting periods. Vesting criteria for the program are based on the performance of the Company’s stock against the S&P 500 and a peer group of companies. At June 30, 2002, the Company reviewed the vesting criteria for its performance unit programs for the Company’s officers, and determined that it did not meet the initial vesting criteria as of June 30, 2002 and may not meet the vesting criteria as of June 30, 2003. Consequently, the Company reversed to income in the fourth quarter of fiscal year 2002 its net accrued liability of $10 million for the performance unit program.

The ERIP has two components; a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are matched with the Company’s contributions. The Company’s contributions to the profit sharing component are discretionary and are based on targets that are measured by the “Clorox Value Measure” (CVM). Drivers of CVM targets include net operating earnings after taxes minus a charge for investment, asset utilization and sales growth. These targets are affected by the amount of product that the Company sells, its profitability, and the amount of investment needed to generate those earnings. The Company accrues quarterly for such costs as selling and administrative expense based upon estimated annual results. By fiscal year-end, actual contribution amounts are reasonably certain. At June 30, 2002, the Company believes that it has adequately accrued for contributions and anticipates making the contribution to the ERIP plan in the first quarter of fiscal year 2003.

Valuation of Pension Benefits

The valuation of net periodic pension costs is calculated using actuarial assumptions, including discount rates to reflect the time value of money, employee compensation rates, demographic assumptions to determine the probability and timing of benefit payments, and the long-term rate of return on plan assets. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. Because assumptions and estimates are used, actual results could differ from expected results. At June 30, 2002, the Company is using discount rate assumptions of 6.75% to 7.25% and long-term rate of return on plan assets assumptions of 8% and 9.5% in its calculation of pension expense. The use of a different discount rate or long-term rate of return on plan assets can significantly impact pension expense. For example, a decrease of about 1% to the discount rate or to the long-term rate of return on plan assets, would impact pension expense by approximately $2 million, or $3 million to $6 million, respectively.

The recognition of pension assets or liabilities is subject to pension asset performance. At June 30, 2002, the Company increased its pension obligation by $65 million, with a resulting increase in accumulated other comprehensive net losses. This increase reflected a minimum pension liability adjustment that was required to recognize a liability equal to the “un-funded accumulated benefit obligation” based on the market value of the assets that decreased due to asset performance. The Company expects to make annual minimum pension contributions starting in calendar year 2004, however, contribution amounts have not yet been determined.

Income Tax Valuation Allowances, Contingency Accruals and Indefinite Reversal Criteria

The Company maintains valuation allowances where it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. During the year ended June 30, 2002, the Company established a valuation allowance of $45 million with respect to potential tax benefits stemming from its Argentina and Colombia impairment charges. These valuation allowances relate to the tax basis in unamortizable goodwill and trademarks, the recovery of which is uncertain. The Company also assessed the need for a valuation allowance on tax benefits of $21 million relating to its Brazil impairment, but determined it was more likely than not that the benefits would be realized and that no valuation allowance was necessary. Other significant valuation allowances maintained by the Company relate to the ability to use net operating losses in certain foreign countries, including Colombia and Canada. In addition to deferred tax valuation allowances, the Company maintains an allowance for tax contingencies, which the Company believes is adequate.

Income tax is not provided when foreign earnings are indefinitely reinvested in accordance with Accounting Principles Board (“APB”) Opinion No. 23, “Accounting for Income Taxes, Special Areas”. The Company determines whether its foreign subsidiaries have invested, or will invest, a significant portion of their undistributed earnings indefinitely. The Company reassesses its determination on a periodic basis. Changes to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances. During fiscal year 2002, the Company determined that earnings of $24 million of certain foreign affiliates were no longer invested indefinitely and provided income taxes of $6 million.

CAUTIONARY STATEMENT

Except for historical information, matters discussed above and in the financial statements and footnotes, including statements about future plans, objectives, expectations, growth or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially from those discussed in this Appendix A to the Company’s 2002 Proxy Statement. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in “Forward-Looking Statements and Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, which is expected to be filed with the SEC on or about September 27, 2002, and in subsequent SEC filings. Those factors include, but are not limited to, marketplace conditions and events, the Company’s actual cost performance, implementation of the Company’s new enterprise resource planning and customer relationship management systems, risks inherent in litigation and international operations, the success of new products, the integration of acquisitions and mergers, divestiture of nonstrategic businesses and environmental, regulatory and intellectual property matters. These forward-looking statements speak only as of the date of this document.

CONSOLIDATED STATEMENTS OF EARNINGS

The Clorox Company

Years ended June 30	2002	2001	2000

In millions, except share and per-share amounts.
Net sales	$4,061	$3,903	$3,989
Cost of products sold	2,308	2,319	2,250

Gross profit	1,753	1,584	1,739
Selling and administrative expenses	537	495	525
Advertising costs	397	352	371
Research and development costs	67	67	63
Merger, restructuring and asset impairment costs	241	59	36
Interest expense	39	88	98
Other expense (income), net	(26)	47	36

Earnings before income taxes and cumulative effect of change in accounting principle	498	476	610
Income taxes	176	151	216

Earnings before cumulative effect of change in accounting principle	322	325	394
Cumulative effect of change in accounting principle (net of tax benefit of $1)	—	(2)	—

Net earnings	$322	$323	$394

Earnings per common share
Basic
Earnings before cumulative effect of change in accounting principle	$1.39	$1.38	$1.67
Cumulative effect of change in accounting principle	—	(0.01)	—

Basic net earnings per common share	$1.39	$1.37	$1.67

Diluted
Earnings before cumulative effect of change in accounting principle	$1.37	$1.36	$1.64
Cumulative effect of change in accounting principle	—	(0.01)	—

Diluted net earnings per common share	$1.37	$1.35	$1.64

Weighted average common shares outstanding (in thousands)
Basic	231,849	236,149	236,108
Diluted	234,704	239,483	239,614

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

The Clorox Company

As of June 30	2002	2001

In millions, except share and per-share amounts.
Assets
Current assets
Cash and cash equivalents	$177	$251
Receivables, net	483	514
Inventories	258	281
Other current assets	84	57

Total current assets	1,002	1,103

Property, plant and equipment, net	922	1,046

Goodwill, net	728	906

Trademarks and other intangible assets, net	573	668

Other assets, net	405	272

Total assets	$3,630	$3,995

Liabilities and Stockholders’ Equity
Current liabilities
Notes and loans payable	$330	$117
Current maturities of long-term debt	2	202
Accounts payable	329	314
Accrued liabilities	511	436
Income taxes payable	53	—

Total current liabilities	1,225	1,069

Long-term debt	678	685

Other liabilities	231	194

Deferred income taxes	142	147

Stockholders’ equity
Common stock, $1.00 par value, 750,000,000 shares authorized, 249,826,934 shares issued and 223,009,909 and 236,691,020 shares outstanding at June 30, 2002 and 2001, respectively	250	250
Additional paid-in capital	222	195
Retained earnings	2,270	2,142
Treasury shares, at cost, 26,817,025 and 13,135,914 shares at June 30, 2002 and 2001, respectively	(1,070)	(441)
Accumulated other comprehensive net losses	(308)	(235)
Unearned compensation	(10)	(11)

Stockholders’ equity	1,354	1,900

Total liabilities and stockholders’ equity	$3,630	$3,995

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
The Clorox Company

					Accumulated
		Additional			Other			Total
	Common	Paid-in	Retained	Treasury	Comprehensive	Unearned		Comprehensive
	Stock	Capital	Earnings	Shares	Net Losses	Compensation	Total	Income

In millions, except per-share amounts.
Balance, June 30, 1999	$250	$76	$1,816	$(392)	$(160)	$(20)	$1,570
Comprehensive income
Net earnings			394				394	$394
Translation adjustments					(23)		(23)	(23)

Total comprehensive income								$371

Dividends ($0.80 per share)			(189)				(189)
Employee stock plans		35	(1)	21		3	58
Treasury stock purchased and related premiums		(12)		(135)			(147)
Settlement of share repurchase contracts		76		55			131

Balance, June 30, 2000	250	175	2,020	(451)	(183)	(17)	1,794
Comprehensive income
Net earnings			323				323	$323
Translation adjustments					(54)		(54)	(54)
Minimum pension liability adjustments					(3)		(3)	(3)
Cumulative effect and change in valuation of derivatives, net of tax					5		5	5

Total comprehensive income								$271

Dividends ($0.84 per share)			(199)				(199)
Employee stock plans		20	(2)	20		6	44
Treasury stock purchased and related premiums				(10)			(10)

Balance, June 30, 2001	250	195	2,142	(441)	(235)	(11)	1,900
Comprehensive income
Net earnings			322				322	$322
Translation adjustments					(222)		(222)	(222)
Tax effect on currency translation adjustments					119		119	119
Translation related to impairment charges					91		91	91
Change in valuation of derivatives, net of tax					4		4	4
Minimum pension liability adjustments					(65)		(65)	(65)

Total comprehensive income								$249

Dividends ($0.84 per share)			(196)				(196)
Employee stock plans		27	(3)	32		1	57
Treasury stock purchased and related premiums			5	(417)			(412)
Settlement of share repurchase contracts				(244)			(244)

Balance, June 30, 2002	$250	$222	$2,270	$(1,070)	$(308)	$(10)	$1,354

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Clorox Company

Years ended June 30	2002	2001	2000

In millions.
Operations:
Net earnings	$322	$323	$394
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation and amortization	190	225	201
Deferred income taxes	(27)	(41)	(16)
Merger, restructuring and asset impairment	215	59	7
Other	(2)	19	11
Cash effects of changes in (excluding effects of businesses sold or acquired):
Receivables, net	3	123	(10)
Inventories	3	90	(50)
Other current assets	(3)	8	(3)
Accounts payable and accrued liabilities	104	(78)	144
Income taxes payable	71	19	3

Net cash provided by operations	876	747	681

Investing Activities:
Capital expenditures	(177)	(192)	(158)
Businesses acquired, net of cash acquired	—	(126)	(120)
Proceeds from sale of businesses	60	—	—
Other	8	(18)	18

Net cash used for investing	(109)	(336)	(260)

Financing Activities:
Notes and loans payable, net	206	(651)	34
Collection of prepaid forward contract	—	150	—
Long-term debt borrowings	3	310	5
Long-term debt repayments	(212)	(19)	(117)
Cash dividends	(196)	(199)	(189)
Treasury stock purchased and related premiums	(412)	(10)	(135)
Settlement of share repurchase contracts	(257)	—	76
Issuance of common stock for employee stock plans	35	12	27

Net cash used for financing	(833)	(407)	(299)

Effect of exchange rate changes on cash and cash equivalents	(8)	(7)	—

Net increase (decrease) in cash and cash equivalents	(74)	(3)	122
Cash and cash equivalents:
Beginning of year	251	254	132

End of year	$177	$251	$254

Supplemental Cash Flow Information:
Cash paid for:
Interest, net of amounts capitalized	$47	$83	$92
Income taxes, net of refunds	119	156	166
Non-cash transactions:
Share repurchase and other obligations	$—	$—	$55
Acquisitions, net of cash acquired	—	126	120

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

1. Significant Accounting Policies

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

The Company is principally engaged in the production and marketing of nondurable consumer products through grocery stores, mass merchandisers and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. Minority investments in foreign entities are accounted for under the equity method, the most significant of which is an equity investment in Henkel Iberica, S.A. of Spain. All significant intercompany transactions and accounts are eliminated in consolidation.

USE OF ESTIMATES

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas, among others, requiring the application of management’s estimates and judgment include assumptions pertaining to credit worthiness of customers, future product volume and pricing estimates, accruals for coupon and promotion programs, foreign currency exchange rates, interest rates, discount rates, useful lives of assets, future cost trends, investment returns, tax strategies and other external market and economic conditions. Actual results could differ from estimates and assumptions made.

NEW ACCOUNTING STANDARDS

As of July 1, 2001, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires all business combinations entered into after June 30, 2001 to be accounted for under the purchase method. SFAS No. 142 sets forth new financial accounting and reporting standards for the acquisition of intangible assets, other than those acquired in a business combination, and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill be reported separately from other identifiable intangible assets and no longer amortized but tested for impairment on an annual basis. The Company’s policy is to separately identify, value, and determine the useful lives for all intangible assets acquired in acquisitions occurring after June 30, 2001. Those assets with a definite life shall be amortized over such periods, and those with indefinite lives shall not be amortized, but tested for impairment. The annual impairment tests will be performed at the same time each year unless events suggest an impairment may have occurred in the interim. The Company tests for impairment by comparing the carrying value with the fair value of each reporting unit. An impairment loss is recorded for the excess of the carrying value over the fair value of the goodwill, trademarks and other intangible assets. In connection with the transition provisions for adopting this standard, the Company performed a transitional impairment test and found no impairment, and reviewed the classification of its intangible assets. Amounts determined to be other than goodwill were reallocated as of July 1, 2001. Approximately $301 was assigned to trademarks not subject to amortization and $23 to other intangible assets subject to amortization.

In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill and indefinite-lived trademarks effective July 1, 2001. The financial statement impact was to reduce amortization expense by $47 and increase net earnings by $34 (net of tax benefits of $13), or $0.14 per diluted share for the year ended June 30, 2002 compared to June 30, 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

1. Significant Accounting Policies (Continued)

A reconciliation of previously reported net earnings and earnings per share to the amounts adjusted to exclude goodwill and indefinite-lived trademarks amortization, net of the related income tax effect, follows:

	Year Ended June 30

	2002	2001	2000

Reported net earnings	$322	$323	$394
Add: Goodwill and indefinite-lived trademarks amortization, net of tax benefits	—	34	31

Adjusted net earnings	$322	$357	$425

Basic earnings per common share:
Reported net earnings	$1.39	$1.37	$1.67
Add: Goodwill and indefinite-lived trademarks amortization, net of tax benefits	—	0.14	0.13

Adjusted net earnings	$1.39	$1.51	$1.80

Diluted earnings per common share:
Reported net earnings	$1.37	$1.35	$1.64
Add: Goodwill and indefinite-lived trademarks amortization, net of tax benefits	—	0.14	0.13

Adjusted net earnings	$1.37	$1.49	$1.77

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS No. 143 is effective for fiscal year 2003. The Company is evaluating what impact, if any, SFAS No. 143 may have on its consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” that replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying value or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. Discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet been incurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for fiscal year 2003 and are to be applied prospectively.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force (“EITF”) Issue No. 94-3. The Company will adopt the provisions of SFAS No. 146 for restructuring activities, if any, initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan. SFAS No. 146 also establishes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

1. Significant Accounting Policies (Continued)

that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of money market and other high quality instruments with an initial maturity of three months or less. Such investments are stated at cost, which approximates market value.

INVENTORIES

Inventories are stated at the lower of cost or market (net realizable value). Cost for the majority of the domestic inventories, approximately 41% and 35% of inventories at June 30, 2002 and 2001, respectively, is determined on the last-in, first-out (LIFO) method. The cost method for all other inventories, including inventories of all international businesses, is determined on the first-in, first-out (FIFO) method. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or net realizable value, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation is calculated by the straight-line method over estimated useful lives generally ranging from 3-40 years. Property, plant and equipment is reviewed periodically for possible impairment in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets to be Disposed Of.” The Company’s impairment review is based on an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. Impairment occurs when the carrying value of the asset exceeds the future undiscounted cash flows and the impairment is viewed as other than temporary. When an impairment is indicated, the future cash flows are then discounted to determine the estimated fair value of the asset and an impairment charge is recorded for the difference between the carrying value and the net present value of future cash flows.

CAPITALIZED SOFTWARE COSTS

The Company follows the accounting guidance as specified in Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. The Company capitalizes significant costs incurred in the acquisition or development of software for internal use, including the costs of the software, materials, consultants, interest and payroll and payroll-related costs for employees incurred in developing internal-use computer software once final selection of the software is made. Costs incurred prior to the final selection of software and costs not qualifying for capitalization are charged to expense. Capitalized software amortization expense was $18, $18, and $13, in fiscal years 2002, 2001 and 2000, respectively. The net book value of capitalized software costs included in other assets at June 30, 2002 and 2001 was $102 and $59, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

1. Significant Accounting Policies (Continued)

EMPLOYEE BENEFITS

The Company has qualified and non-qualified defined benefit plans that cover substantially all of the Company’s domestic employees and certain of its international employees. The Company follows the accounting guidance as specified in SFAS No. 87, “Employers Accounting for Pensions,” for the recognition of net periodic pension cost. (See Note 17).

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The Company follows the accounting guidance as specified in SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pension,” for the recognition of postretirement benefits. (See Note 17).

The Company provides for medical, dental, vision, life and other benefits to its employees. The Company accrues for estimated claims incurred but not reported based on estimates provided by its actuaries.

The Company follows the accounting guidance as specified in SFAS No. 112, “Employers Accounting for Postemployment Benefits”, for the recognition of certain disability benefits.

The Company has various incentive compensation programs, including a performance unit program and The Clorox Company Retirement Investment Plan (ERIP). Certain payments or contributions under these programs are subject to the Company achieving certain performance targets. The Company reviews these performance targets on a periodic basis and accrues for incentive compensation costs accordingly.

ENVIRONMENTAL COSTS

The Company is involved in various environmental remediation and on-going compliance activities. As sites are identified and assessed, the Company determines its potential environmental liability. The Company follows the accounting guidance as specified in SOP 96-1, “Environmental Remediation Liabilities”. Based on engineering studies and management judgment, the Company has estimated and accrued for future remediation and on-going monitoring costs on an undiscounted basis, and environmental expenditures are included in other expense, net.

RESTRUCTURING LIABILITIES

The Company follows the guidance of Emerging Issues Tasks Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” for recognition of liabilities and expenses associated with exit and disposal costs when facilities are partially or completely closed. Employee termination and severance costs are recognized at the time the group impacted has been notified. Other qualified exit and disposal costs are recognized at the time a plan has been approved by management.

REVENUE RECOGNITION

Customer sales are recognized as revenue when the risk of loss and title pass to the customer, generally at the time of shipment. Customer sales are recorded net of allowances for damaged goods returns, trade promotions, coupons and other discounts, which are recognized as a deduction from sales at the time of sale.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

1. Significant Accounting Policies (Continued)

The Company routinely commits to one-time or on-going trade promotion and coupon programs with customers that require the Company to estimate and accrue the ultimate costs of such programs. The Company records an accrual at the end of each period for the earned, but unpaid costs related to the programs. Trade promotion and coupon costs are recorded as a deduction from sales. The Company also provides for an allowance for estimated damaged goods returns, which is recognized as a deduction from sales at the time of sale.

The Company provides for an allowance for doubtful accounts based on historical experience and a review of its receivables. Receivables are presented net of an allowance for doubtful accounts of $15 at both June 30, 2002 and 2001. The Company’s provision for doubtful accounts and deductions for charge-offs of receivables were $11 and $6, respectively, in fiscal year 2002, $5 and $3, respectively, in fiscal year 2001, and $8 and $5, respectively, in fiscal year 2000.

ADVERTISING

The Company expenses advertising costs in the year incurred.

INCOME TAXES

The Company uses the asset and liability method to account for income taxes, including recognition of deferred tax assets included in other current assets and liabilities for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. Income tax expense is recognized currently for taxes payable on remittances of foreign earnings, while no provision for expense is made for taxes on foreign earnings that are deemed to be permanently reinvested. The Company reviews its deferred tax assets for recovery. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. (See Note 16).

FOREIGN CURRENCY TRANSLATION

Local currencies are the functional currencies for most of the Company’s foreign operations. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average exchange rates during the year. Translation gains and losses not reflected in earnings are reported in accumulated other comprehensive net losses in stockholders’ equity. Deferred taxes are not provided on translation gains and losses where the Company expects earnings of a foreign subsidiary to be permanently reinvested. During fiscal year 2002, the Company has determined that, at this time, foreign earnings from certain countries and joint ventures are no longer permanently reinvested and, therefore, the income tax effects of $119 have been recorded to other assets with an offset to accumulated other comprehensive net losses. Transaction gains and losses where the U.S. dollar is the functional currency are included in other expense (income), net.

EARNINGS PER COMMON SHARE

Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding each period. Diluted earnings per share is computed by dividing net earnings by the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

1. Significant Accounting Policies (Continued)

diluted weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution from common shares issuable through stock options, restricted stock and share repurchase contracts.

DERIVATIVE INSTRUMENTS

Effective July 1, 2000, the Company adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The effect of this new standard was a reduction of fiscal year 2001 net earnings of $2 (net of tax benefit of $1), which was recognized as a cumulative effect of a change in accounting principle and an increase in fiscal year 2001 accumulated other comprehensive income of $10 (net of tax benefit of $7). The ongoing effects are dependent on future market conditions and the Company’s hedging activities.

The use of derivative instruments, principally swap, forward and option contracts, is limited to non-trading purposes and includes management of interest rate movements, foreign currency exposure and commodity exposure. Most interest rate swaps and commodity purchase and foreign exchange contracts are designated as fair-value or cash-flow hedges of fixed and variable rate debt obligations, raw material purchase obligations, or foreign currency denominated debt instruments, based on certain hedge criteria. The criteria used to determine if hedge accounting treatment is appropriate are (a) the designation of the hedge to an underlying exposure, (b) whether or not overall risk is being reduced and (c) if there is correlation between the value of the derivative instrument and the underlying obligation. Changes in the fair value of such derivatives are recorded as either assets or liabilities in the balance sheet with an offset to current earnings or other comprehensive income, depending on whether the derivative is designated as a hedge transaction and the type of hedge transaction. For fair-value hedge transactions, changes in fair value of the derivative and changes in the fair value of the item being hedged are recorded in earnings. For cash-flow hedge transactions, changes in fair value of derivatives are reported as other comprehensive income and are recognized into earnings in the period or periods during which the hedge transaction effects earnings. The Company also has contracts with no hedging designations. At June 30, 2002 and 2001, the Company held a written put option contract for the purchase of resin that does not qualify for hedge accounting treatment. Additionally, in fiscal year 2002, the Company elected to discontinue hedge accounting treatment for its foreign exchange contracts that are considered immaterial. The financial statement impact of this change to the Company’s consolidated statement of earnings and balance sheet as of and for the fiscal year ended June 30, 2002 is insignificant. These contracts are accounted for by adjusting the carrying amount of the contracts to market and recognizing any gain or loss in other expense (income), net.

The Company uses several different methodologies to estimate the fair value of its derivative contracts. The estimated fair values of the Company’s interest rate swaps, certain commodity derivative contracts and foreign exchange contracts are based on quoted market prices, traded exchange market prices or broker quotes and represent the estimated amounts that the Company would pay or receive to terminate the contracts. The estimated fair values of the Company’s resin commodity contracts were previously determined using valuation models, including a Black-Scholes model for the written option, with forward resin market

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

1. Significant Accounting Policies (Continued)

price curves provided by market makers. Starting in fiscal year 2002, the Company is using forward resin market price curves provided by other external sources because of a lack of available market quotations. Factors used to determine the fair value of the resin forward curve are based on resin market information, which considers many economic factors, including technology, labor, material and capital costs, capacity, world supply and demand.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 whereby the options are granted at market price, and therefore no compensation costs are recognized. Compensation cost for stock options, if any, would be measured as the excess of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. Restricted stock awards are recorded as compensation cost over the requisite vesting periods based on the market value on the date of grant. Unearned compensation cost on restricted stock awards is shown as a reduction to stockholder’s equity. SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. The Company has elected to retain its current method of accounting as described above and has adopted the disclosure requirements of SFAS No. 123. (See Note 13).

RECLASSIFICATIONS

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year’s presentation, including the reclassification of income related to the Company’s low income housing partnerships to income tax expense, previously reported as a part of other income, to conform to the current year’s presentation.

2. Merger, Restructuring and Asset Impairment

Merger, restructuring and asset impairment charges were $241, $59 and $36 in fiscal years 2002, 2001 and 2000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

2. Merger, Restructuring and Asset Impairment (Continued)

	2002	2001	2000

Restructuring:
Severance costs	$23	$1	$5
Plant closure costs and other	9	3	6

Total restructuring	32	4	11

Asset impairment:
Goodwill and other intangibles (including deferred translation and deferred charges)	196	8	7
Machinery and equipment	13	47	1

Total asset impairment	209	55	8
Merger costs	—	—	17

Total expense	$241	$59	$36

Accrued restructuring at beginning of year	$11	$16	$23
Payments	(29)	(9)	(35)
Restructuring expense and merger costs, net	32	4	28

Accrued restructuring at end of year	$14	$11	$16

During fiscal year 2002, the Company recorded $196 for the impairment of goodwill and trademarks associated with its businesses in Argentina, Brazil and Colombia. Other charges include severance related to the elimination of 369 positions in the Company’s Latin America division and approximately 260 positions from the Company’s U.S. divisions, the write-off of equipment and the closure of certain plants.

The $59 of merger, restructuring and asset impairment charges in fiscal year 2001 relates primarily to the obsolete equipment that was written off due to changes in technology, elimination of redundancies and discontinued product lines. The Company also closed its cat litter manufacturing plant in Wrens, Georgia during fiscal year 2001.

The $36 of merger, restructuring and asset impairment charges in fiscal year 2000 is primarily composed of First Brands merger-related costs and charges associated with the restructuring of the Company’s Asia operations.

3. Businesses Sold and Acquired

The aggregate sales price and estimated net pre-tax gain (included in other income) on the sale of the Maxforce professional insecticides business and the Himolene industrial trash can liner business were $65 and $33, respectively, for the fiscal year ended 2002. The aggregate sales price of the firelogs business was $2 in fiscal year 2001, with no gain or loss recognized on the sale.

Acquisitions in fiscal year 2001 totaled $126. These acquisitions included the purchase for $122 (or $116, net of cash acquired) from Brita GmbH of the rights to the Brita trademark and other intellectual property in North and South America, an increase in the Company’s ownership from 50% to 100% in Brita Limited and Brita South America Inc. and certain other net assets. The Company also increased its ownership to 100% in its two joint ventures in Costa Rica, previously 49% and 51% owned. The investments in Brita Limited, Brita South America Inc. and Costa Rica were previously accounted for under the equity method of accounting

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

3. Businesses Sold and Acquired (Continued)

and are fully consolidated from the date of acquisition. Net assets acquired included net working capital assets of $11, property, plant and equipment of $9, goodwill of $11 and trademarks and other intangible assets of $110 to be amortized over estimated lives of ten years, less the additional investment to acquire the remaining interest for $15. Because the Company previously owned 50% to 51% in these equity investments, only the incremental equity and its underlying net book value of the net assets were adjusted to their fair value.

Acquisitions in fiscal year 2000 totaled $120. These acquisitions included the Bon Bril cleaning utensils business in Colombia, Venezuela and Peru, the Agrocom S.A. distribution business in Argentina, an increase in ownership to 100% in Clorox de Colombia S.A. (formerly Tecnoclor, S.A. and previously 72% owned), and the Astra rubber glove business purchased in Australia. Net assets, acquired at fair value, included net working capital assets of $6, property, plant and equipment of $12, goodwill of $24 and trademarks and other intangible assets of $70 to be amortized over estimated lives of five years. In addition, approximately $8 was paid to acquire minority interests in Clorox de Colombia S.A.

Operating results of acquired businesses are included in the consolidated net earnings from the date of acquisition. All acquisitions were funded from cash provided by operations or debt. In any year presented, the operating results of businesses acquired were not significant to the consolidated results.

4. Inventories

Inventories at June 30 are comprised of the following:

	2002	2001

Finished goods and work in process	$194	$219
Raw materials and packaging	87	122
LIFO allowances	(11)	(11)
Allowances for obsolescence	(12)	(49)

Total	$258	$281

The LIFO method was used to value approximately 41% of inventories at June 30, 2002, and 35% at June 30, 2001. If the cost of LIFO inventories had been determined using the FIFO method, inventory amounts would have increased by approximately $11 at June 30, 2002 and 2001. The effect on earnings of the liquidation of any LIFO layers was not material for fiscal years ended June 30, 2002, 2001 and 2000.

Inventories at June 30 are presented net of an allowance for inventory obsolescence as follows:

	2002	2001

Allowance for inventory obsolescence at beginning of year	$(49)	$(15)
Provision for inventory obsolescence	(15)	(54)
Deductions for inventory write-offs	52	20

Allowance for inventory obsolescence at end of year	$(12)	$(49)

Provision for inventory obsolescence totaling $15, $54 and $15 was charged to cost of products sold during the fiscal years ended June 30, 2002, 2001 and 2000 respectively, and included charges of $39 in fiscal year 2001 that were related primarily to discontinued products, packaging, and unsuccessful product launches.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

5. Property, Plant and Equipment

The components of property, plant and equipment at June 30 are as follows:

	2002	2001

Land and improvements	$97	$93
Buildings	459	448
Machinery and equipment	1,173	1,256
Computer hardware	100	77
Construction in progress and other	41	97

	1,870	1,971
Less accumulated depreciation	(948)	(925)

Net	$922	$1,046

Depreciation expense was $147, $134 and $121 in fiscal years 2002, 2001 and 2000, respectively.

6. Goodwill, Trademarks and Other Intangible Assets

Changes in the carrying amount of goodwill for the years ended June 30, 2002 and 2001 by operating segment are summarized below. Goodwill is net of accumulated amortization of $365 at June 30, 2001.

	Household Products
				Corporate
	North	Latin America	Specialty	Interest
	America	and Other	Products	and Other	Total

Balance as of June 30, 2000	$369	$415	$408	$77	$1,269
Amortization	(12)	(15)	(11)	(1)	(39)
Acquisitions	5	10	—	—	15
Asset impairment	—	(2)	(4)	—	(6)
Translation adjustments and other	2	(13)	2	—	(9)
Reallocated to trademarks and other intangible assets	(243)	(54)	(20)	(7)	(324)

Balance as of June 30, 2001	121	341	375	69	906
Asset impairment	—	(63)	—	—	(63)
Translation adjustments and other	(2)	(108)	(5)	—	(115)

Balance as of June 30, 2002	$119	$170	$370	$69	$728

Changes in trademarks and other intangible assets for the years ended June 30, 2002 and 2001 are summarized below. Trademarks and other intangible assets subject to amortization are net of accumulated amortization of $123 and $111 at June 30, 2002 and 2001, respectively. Trademarks not subject to amortization are net of accumulated amortization of $139 at June 30, 2001. Estimated amortization expense of trademarks and other intangible assets for each of the fiscal years 2003, 2004, 2005, 2006 and 2007 is $11, $8, $4, $3 and $3, respectively. Trademarks and other intangible assets are amortized over lives ranging from 5 to 40 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

6. Goodwill, Trademarks and Other Intangible Assets (Continued)

	Trademarks and other intangible assets
	subject to amortization				Trademarks
					not subject to
	Patents	Technology	Other	Sub-Total	amortization	Total

Net balance as of June 30, 2000	$19	$4	$47	$70	$197	$267
Acquisitions	—	13	—	13	93	106
Asset impairment	—	—	—	—	(2)	(2)
Amortization	(6)	(2)	(5)	(13)	(8)	(21)
Translation adjustment	—	—	—	—	(6)	(6)
Reallocation from goodwill	—	—	23	23	301	324

Net balance as of June 30, 2001	13	15	65	93	575	668
Asset impairment	—	—	(8)	(8)	(27)	(35)
Sales	—	—	—	—	(6)	(6)
Translation adjustment	—	—	(19)	(19)	(23)	(42)
Amortization	(5)	(2)	(5)	(12)	—	(12)

Net balance as of June 30, 2002	$8	$13	$33	$54	$519	$573

During fiscal year 2002, the Company undertook a review of its domestic and international operations for impairment. The Company’s impairment review and methodology is based on internal valuations using a discounted cash flow approach that requires significant management judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, foreign exchange rates, devaluation, inflation and the selection of an appropriate discount rate. Based on this review, the Company concluded that the goodwill, trademarks and other intangible assets associated with its domestic operations were not impaired but that certain international assets were impaired. The Company has recognized a pre-tax charge of $196 for the year ended June 30, 2002, to write-down goodwill and trademarks associated with its businesses in Argentina, Brazil and Colombia. A reassessment of the Company’s Brazilian strategy due to termination of a pending acquisition and a weakening economy, resulted in the recognition of an impairment loss of $57 for the year ended June 30, 2002, of which $34 was recorded to goodwill, $7 to deferred charges and $16 as a reduction in deferred translation. The Company recognized a pre-tax impairment loss of $39 in the year ended June 30, 2002 related to its Colombian business due to a weakening market and poor economic conditions in that country, of which $8 was recorded to goodwill, $22 to trademarks, and $9 as a reduction in deferred translation. The Company also recognized a pre-tax impairment loss of $100 for the year ended June 30, 2002 related to its Argentina business due to significant currency devaluations, a weakening market and poor economic conditions, of which $21 was recorded to goodwill, $13 to trademarks, and $66 as a reduction in deferred translation. The fair values were determined using the discounted present values of estimated future cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

7. Other Assets

Other assets at June 30 are comprised of the following:

	2002	2001

Tax effect of deferred translation	$119	$—
Deferred software costs, net	102	59
Equity investments in:
Henkel Iberica, S.A. of Spain	65	46
Other	39	44
Investment in low income housing partnerships	44	43
Investment fund	15	19
Qualified retirement income plans	—	23
Other	21	38

Total	$405	$272

TAX EFFECT OF DEFERRED TRANSLATION

At June 30, 2002, the tax effect associated with deferred currency translation adjustments of $119 for the Company’s foreign subsidiary and equity investments, is included in other assets with an offset to accumulated other comprehensive net losses. The income tax effects on other comprehensive income are not provided when foreign earnings are deemed to be permanently reinvested. During fiscal year 2002, the Company has determined that foreign earnings from certain countries and joint ventures are no longer permanently reinvested.

LOW INCOME HOUSING

The Company is a 99% limited partner in low income housing partnerships, which are accounted for on an equity basis. The purpose of the partnerships is to develop low-income housing rental properties. The Company’s estimated future contributions are approximately $23, $11, $7, $4, $2 and $4 in fiscal years 2003, 2004, 2005, 2006, 2007 and thereafter, respectively. These partnerships also generate tax credits that reduce the Company’s federal income tax liability. Tax credits net of amortization of the investment in the low income housing partnerships were $11 in both fiscal years 2002 and 2001 and $12 in fiscal year 2000. Other than the expected tax credits, the Company does not anticipate any cash distributions from these partnerships.

INVESTMENT FUND

The Company is a 99% limited partner in an investment fund with a $15 and $19 interest at June 30, 2002 and 2001, respectively, which is accounted for on an equity basis. The Company invested in the fund, as a more cost-effective alternative to traditional hedging strategies, to help manage a portion of its emerging markets foreign exchange and economic investment risk. The fund invests in financial instruments such as foreign currency options and foreign currency and interest rate swap agreements. The general partner, an unrelated party, manages the investment fund. The fund’s assets and liabilities are transacted primarily with two counter-parties. The assets in the investment fund carry a tax basis significantly in excess of book basis. The Company does not control the investment decisions of the fund, and therefore the amounts and timing of any realization of such tax basis is uncertain. The Company’s risk of loss is limited to the amount of its

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

7. Other Assets (Continued)

investment and it has no ongoing capital commitments, loan requirements, guarantees or any other types of arrangements with the fund or its general partner that would require any future cash contributions to the fund.

At June 30, 2002 and 2001, the investment fund consisted, at estimated fair value, of assets of $109 and $95, respectively, and liabilities of $94 and $76, respectively. Mark-to-market losses were $4 for the year ended June 30, 2002 and were insignificant for the years ended June 30, 2001 and 2000.

The fund’s financial instruments are measured and recorded at their estimated fair values based on prices obtained from securities exchanges or over-the-counter markets, quotations from brokers, or estimates of fair value when market quotations are not readily available. When market quotations are not readily available, such estimates are based on counter-party quotes and pricing models utilizing quoted values. Because of the inherent uncertainty of valuing these investments, the estimate of fair value may differ from the values that would have been used had a ready market existed and the differences could be material.

The fund’s liabilities primarily include non-recourse Euro denominated loans secured by the Euro denominated options. The loans are carried at face value plus accrued interest payable. The loans have an open maturity date and could be terminated by both parties at any time. The interest rates for the loans are based on three-month Euribor plus 0.25%.

8. Accrued Liabilities

Accrued liabilities at June 30 consist of the following:

	2002	2001

Sales promotion costs	$140	$123
Taxes other than income	175	173
Compensation and employee benefit costs	90	40
Other	106	100

Total	$511	$436

9. Debt

Notes and loans payable, which mature in less than one year include the following at June 30:

	2002	2001

Canadian dollar-denominated commercial paper	$163	$105
U.S. dollar-commercial paper	158	—
Notes payable	9	12

Total	$330	$117

At June 30, 2002 and 2001 the Company had $163 and $105, respectively, of Canadian dollar-denominated commercial paper that was fully hedged by a forward currency contract. The terms of the forward currency contract match the terms of the underlying commercial paper.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

9. Debt (Continued)

The weighted average interest rate for notes and loans payable was 2.8%, 6.1% and 6.4% for fiscal years 2002, 2001 and 2000, respectively. The carrying value of notes and loans payable at June 30, 2002 and 2001 approximates the fair value of such debt.

Long-term debt at June 30 includes the following:

	2002	2001

Senior unsecured notes and debentures:
6.125%, $300 due February 2011	$314	$301
8.8%, $200 due July 2001	—	200
7.25%, $150 due March 2007	150	150
Preferred interest transferable securities, $200 due July 2003, with a preferred dividend rate of 4.6%	192	200
Industrial revenue bond, $13 due October 2003, interest at bond market association index, secured by manufacturing facility in Belle, Missouri	13	13
Foreign bank loans	11	23

Total	680	887
Less: current maturities	(2)	(202)

Long-term debt	$678	$685

The weighted average interest rate on long-term debt was 5.0%, 6.3% and 6.4% for fiscal years 2002, 2001 and 2000, respectively. The estimated fair value of long-term debt at June 30, 2002 and 2001 is $693 and $696, respectively.

At June 30, 2002 the Company had the following interest rate swaps:

		Interest Rate
	Notional			Variable
Maturity Dates	Principal Amount	Paid	Received	Rate Index

February 2011	$100	4.15%	6.125%	3 month LIBOR
February 2011	100	2.12%	6.125%	6 month LIBOR
July 2003	200	2.34%	5.78%	3 month LIBOR

The Company has domestic credit agreements of $550 that expire on various dates through March 2007. At June 30, 2002 there were no borrowings under any of these agreements, which are available for general corporate purposes and to support commercial paper issuance. In addition, the Company had $53 of foreign working capital credit lines and overdraft facilities at June 30, 2002, of which $33 is available for borrowing.

Certain of the Company’s unsecured notes, debentures and credit agreements contain restrictive covenants and limitations, including limitations on certain sale and leaseback transactions to the greater of $100, or 15% of the Company’s consolidated net tangible assets, as defined, and require the maintenance of a consolidated leverage ratio, as defined. The Company is in compliance with all restrictive covenants and limitations at June 30, 2002.

Debt maturities as of June 30, 2002 are $2, $207, $2, $2, $152 and $315 in fiscal years 2003, 2004, 2005, 2006, 2007 and thereafter, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

10. Fair Value of Financial Instruments

The Company’s derivative financial instruments are recorded at fair value in the condensed consolidated balance sheets as assets (liabilities) at June 30 as follows:

	2002	2001

Current assets:
Commodity purchase contracts	$1	$—
Foreign exchange contracts	2	—
Other assets:
Interest rate swaps	15	2
Commodity purchase contracts	—	5
Current liabilities — foreign exchange contracts	(3)	—
Long-term debt:
Interest rate swaps	(6)	(7)
Foreign exchange contracts	(1)	5
Other long-term obligations — commodity option contracts	(9)	(1)

The Company utilizes derivative instruments, principally swaps, forward contracts and options to enhance its ability to manage risk, including interest rates, foreign currency fluctuations, commodity price changes and share repurchase obligations, which exist as part of its ongoing business operations. These contracts hedge transactions and balances for periods consistent with the related exposures and do not constitute investments independent of these exposures. The Company is not a party to any leveraged contracts.

The Company has policies with restrictions on the usage of derivatives, including a prohibition of the use of any leveraged instrument. Derivative contracts are entered into with several major creditworthy institutions, thereby minimizing the risk of credit loss. Exposure to counterparty credit risk is considered low because these agreements have been entered into with major credit-worthy institutions with strong credit ratings, and they are expected to perform fully under the terms of the agreements. In the normal course of business, the Company employs practices and procedures to manage its exposure to changes in interest rates, foreign currencies and commodity prices using a variety of derivative instruments.

Most interest rate swap, commodity purchase and foreign exchange contracts are designated as fair-value or cash-flow hedges of fixed and variable rate debt obligations, raw material purchase obligations, or foreign currency-denominated debt instruments. At June 30, 2002 and 2001, the Company also had certain derivative contracts with no hedging designations, including a written put option contract for the purchase of resin that does not qualify for hedge accounting treatment. These contracts are accounted for by adjusting the carrying amount of the contracts to market value, and recognizing any gain or loss in other income or expense.

Interest rate swap agreements are used to manage interest rate exposure and to achieve a desired proportion of variable and fixed rate debt. The Company also has preferred interest transferable securities, which is a Deutsche mark (DM) denominated financing arrangement. The Company manages its interest rate and DM risks through a series of swaps with notional amounts totaling $200 to eliminate foreign currency exposure risks and to effectively convert the Company’s 4.6% fixed DM obligation to a floating U.S. dollar rate of 90 day LIBOR less 133 basis points. The terms of the swap agreements match the terms of the underlying debt. The estimated amount of existing pre-tax gains for this swap agreement in accumulated other

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

10. Fair Value of Financial Instruments (Continued)

comprehensive net losses that is expected to be reclassified into earnings in fiscal year 2003 is approximately $7.

The Company uses foreign exchange contracts, including forward, swap and option contracts to hedge existing foreign exchange exposures. Foreign currency contracts require the Company, at a future date, to either buy or sell foreign currency in exchange for U.S. dollars and other currencies. Such currency contracts existed at June 30, 2002 and 2001 for Canadian dollars and certain other currencies. Contracts outstanding as of June 30, 2002 will mature over the next year.

The Company uses commodity futures contracts to fix the price on a portion of its raw material purchase requirements and swap contracts to hedge the market risk of diesel fuel included as part of carrier contracts. Contract maturities are correlated to actual purchases, and contract gains and losses are reflected as adjustments of the cost of the related item. The Company also uses swap and option contracts to fix the price and to partially stabilize the cost of its polyethylene resin requirements. These contracts cover a portion of the Company’s domestic resin requirements. The Company’s commodity contracts have varying maturities until December 2006. Considerable judgment is required in interpreting market data and developing assumptions to estimate the fair value of resin commodity contracts. Actual results could differ materially from estimates because of the volatility inherent in the resin markets where a 10% change in the forward resin market price curve would impact pre-tax expense by approximately $3 and accumulated other comprehensive net losses by approximately $7. The estimated amount of existing pre-tax net losses for commodity contracts in accumulated other comprehensive net losses that is expected to be reclassified into earnings in fiscal year 2003 is approximately $4. All hedges accorded hedge accounting treatment are considered highly effective.

The estimated notional and fair values of the Company’s derivative instruments are summarized below as of June 30:

	2002		2001

	Notional	Fair Value	Notional	Fair Value

Derivative Instruments
Debt-related contracts	$400	$8	$350	$—
Foreign exchange contracts	393	(1)	335	(1)
Commodity purchase contracts	90	1	126	5
Commodity option contracts	35	(9)	46	(1)

The carrying values of cash, short-term investments, accounts and notes receivable, accounts payable, forward purchase financing agreements and other derivative instruments approximate their fair values at June 30, 2002 and 2001. The Company has used market information for similar instruments and applied judgment in estimating fair values. See Note 9 for fair values of notes and loans payable and long-term debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

11. Other Liabilities

Other liabilities consist of the following at June 30:

	2002	2001

Qualified retirement income plans	$43	$2
Retirement healthcare costs	81	80
Non-qualified retirement income plans	25	20
Environmental costs	17	10
Other	65	82

Total	$231	$194

12. Stockholders’ Equity

As of December 31, 2000, the Company adopted the accounting and financial reporting standards in EITF Issue No. 00-19, “Determination of Whether Share Settlement is within the Control of the Company for Purposes of Applying EITF Issue No. 96-13, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’ ”. The Company is using the “equity” treatment of accounting, which allows for classification of such contracts as treasury shares. At June 30, 2001, the Company had three share repurchase agreements totaling approximately $246, whereby the Company contracted for future delivery of 2,260,000 shares each on September 15, 2002 and on September 15, 2004, at a strike price of $43 per share, and for future delivery of 1,000,000 shares on November 1, 2003 at a strike price of $51.70 per share. All share repurchase contracts were settled as of June 30, 2002, including the settlement and delivery of 5,520,000 shares for $257 in fiscal year 2002 and the settlement and receipt of net cash proceeds of $76 in fiscal year 2000.

Treasury share purchases and related premiums were $412 (10,000,000 shares) in fiscal year 2002, $10 in fiscal year 2001, and $135 (or 3,123,000 shares) in fiscal year 2000. In July 2002, the Board of Directors authorized the Company to increase its previously announced share repurchase program by an additional $500. The share repurchase program was first announced in August 2001, with an authorization of $500, of which $417 of treasury share repurchases, excluding related premiums, has been spent with $83 remaining to be spent.

Accumulated other comprehensive net losses at June 30, 2002 and 2001 included cumulative translation adjustments, net of tax, of $249 and $237, respectively, estimated fair value of the Company’s derivative contracts, net of tax, of $(9) and $(5), respectively, and minimum pension liability of $68 and $3, respectively.

The Company has various employee restricted stock and performance unit programs. Compensation cost related to restricted stock programs was $5, $7 and $3, for the fiscal years ending 2002, 2001 and 2000, respectively. Compensation cost related to performance unit programs was $2 and $4 for the fiscal years ending 2001 and 2000, respectively. At June 30, 2002, the Company reviewed the vesting criteria for its performance unit programs for the Company’s officers and determined that the initial vesting criteria had not been met as of June 30, 2002 and may not be met as of June 30, 2003. As a result, the Company reversed its net accrued liability of $10 for the performance unit program, resulting in a net credit to income of $7.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

13. Stock Compensation Plans

At June 30, 2002, the Company has various non-qualified stock-based compensation programs which include stock options, performance units and restricted stock awards. The Company’s various stock options plans, which include the pre-merger plans of First Brands, provide for the granting of stock options to officers, key employees and directors. The 1996 Stock Incentive Plan (“1996 Plan”) and the 1993 Directors’ Stock Option Plan are the only plans with stock option awards currently available for grant. The 1996 Plan, the 1993 Directors’ Stock Option Plan and prior plans have shares exercisable at June 30, 2002. Effective July 1, 2001, the Board authorized and reserved for issuance an additional 11.5 million common shares under the 1996 Plan. The Company is authorized to grant options for up to 25.5 million common shares under the 1996 Plan, of which 12.6 million common shares are remaining and could be granted in the future. The Company is authorized to grant options for up to 400,000 common shares under the 1993 Directors’ Stock Option Plan, of which 111,000 common shares are remaining and could be granted in the future. Options outstanding under the Company’s plans (except First Brands options which became exercisable upon the merger) have been granted at prices which are either equal to or above the market value of the stock on the date of grant, vest over a one to seven-year period, and expire no later than ten years after the grant date.

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, performance units and restricted stock awards under all the Company’s existing non-qualified stock-based compensation programs at June 30, 2002:

Number of securities to be issued upon exercise (in thousands)	16,334
Weighted-average exercise price	$31
Number of securities remaining for future issuance (in thousands)	12,757

The status of the Company’s stock option plans at June 30, 2002 is summarized below:

	Number of	Weighted-Average
	Shares	Exercise Price

	(in thousands)
Outstanding at June 30, 1999	13,640	$34
Granted	3,104	40
Exercised	(1,381)	20
Cancelled	(301)	44

Outstanding at June 30, 2000	15,062	36
Granted	3,077	36
Exercised	(1,077)	19
Cancelled	(3,367)	62

Outstanding at June 30, 2001	13,695	31
Granted	3,785	35
Exercised	(1,591)	23
Cancelled	(677)	38

Outstanding at June 30, 2002	15,212	$33

Options exercisable at:
June 30, 2002	9,063	$29
June 30, 2001	8,570	26
June 30, 2000	7,687	21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

13. Stock Compensation Plans (Continued)

If compensation expense for the Company’s various stock option plans had been determined based upon fair values at the grant dates for awards under those plans in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, then the Company’s pro-forma net earnings, basic and diluted earnings per common share would have been as follows for the fiscal years ended June 30:

	2002	2001	2000

Net earnings:
As reported	$322	$323	$394
Pro forma	296	286	373
Earnings per share:
Basic
As reported	$1.39	$1.37	$1.67
Pro forma	1.28	1.21	1.58
Diluted
As reported	$1.37	$1.35	$1.64
Pro forma	1.26	1.19	1.56

The weighted-average fair value per share of each option granted during fiscal years 2002, 2001 and 2000, estimated as of the grant date using the Black-Scholes option pricing model, was $11.53, $12.76 and $12.43, respectively.

The following assumptions were used to estimate the fair value of fiscal year 2002, 2001 and 2000 option grants:

	2002	2001	2000

Dividend yield	2.07%	2.28%	1.80%
Expected volatility	38.4%	38.9%	36.5%
Risk-free interest rate	3.5% to 4.8%	4.6% to 6.5%	5.7% to 6.8%
Expected life	4 to 5 years	4 to 5 years	3 to 6 years

Summary information about the Company’s stock options outstanding at June 30, 2002 is as follows (number of shares in thousands):

		Weighted-Average
Range of		Remaining
Exercise	Options	Contractual Life	Weighted-Average	Options	Weighted-Average
Price	Outstanding	in Years	Exercise Price	Exercisable	Exercise Price

$10-$13	745	1.6	$13	745	$13
13- 20	1,024	2.2	16	1,024	16
20- 27	2,718	3.8	22	2,718	22
27- 34	80	5.7	33	63	33
34- 40	9,504	8.1	36	3,957	37
40- 47	250	7.5	44	153	43
47- 54	54	6.6	50	52	51
54- 61	342	6.8	54	342	54
61- 67	495	6.6	67	9	67

$10-$67	15,212	6.5	$33	9,063	$29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

14. Leases

The Company leases transportation equipment and various manufacturing, warehousing, and office facilities. Leases are classified as operating leases and will expire over the next 15 years. The Company expects that in the normal course of business, leases will be renewed or replaced by other leases. The following is a schedule by fiscal year of future minimum rental payments required under the non-cancelable operating lease agreements:

Future Minimum
Fiscal Year	Rental Payments

2003	$30
2004	24
2005	18
2006	10
2007	10
Thereafter	15

Total	$107

Rental expense for all operating leases was $56, $50 and $49 in fiscal years 2002, 2001 and 2000, respectively. Space not occupied by the Company in its headquarters building is rented to other tenants under operating leases expiring in 2008. Future minimum rentals to be received total $7 and do not exceed $2 in any one year.

15. Other Expense (Income), Net

The major components of other expense (income), net for the fiscal years ended June 30 are:

	2002	2001	2000

Amortization of trademarks and other intangible assets (and goodwill in 2001 and 2000)	$12	$60	$55
Equity in earnings of unconsolidated affiliates	(16)	(16)	(17)
Interest income	(4)	(10)	(10)
Gain on sale of businesses, net	(33)	—	—
Foreign exchange gains, net	(22)	(2)	(1)
Other, net	37	15	9

Total other expense (income), net	$(26)	$47	$36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

16. Income Taxes

The provision for income taxes consists of the following for the fiscal years ended June 30:

	2002	2001	2000

Current
Federal	$147	$132	$164
State	16	23	25
Foreign	28	19	25

Total current	191	174	214

Deferred
Federal	1	(24)	5
State	(3)	(1)	1
Foreign	(13)	1	(4)

Total deferred	(15)	(24)	2

Total expense (net of tax benefit of $1 on cumulative effect of change in accounting principle in fiscal year 2001)	$176	$150	$216

The components of earnings (loss) before income taxes and cumulative effect of change in accounting principle are as follows for the fiscal years ended June 30:

	2002	2001	2000

United States	$582	$427	$556
Foreign	(84)	49	54

Total	$498	$476	$610

Income taxes receivable at June 30, 2001 was $3 and is included in other current assets.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate follows for the fiscal years ended June 30:

	2002	2001	2000

Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes (net of federal tax benefits)	1.8	3.0	2.7
Incremental tax on foreign earnings	2.6	1.8	(1.1)
Net reversal of prior year federal and state tax accruals	(3.6)	(3.4)	—
Brazil impairment loss	(2.8)	—	—
Change in valuation allowance	7.7	(0.3)	1.9
Low income housing tax credits	(2.3)	(2.4)	(1.9)
Other differences	(3.1)	(2.0)	(1.2)

Effective tax rate	35.3%	31.7%	35.4%

Applicable U.S. income and foreign withholding taxes have not been provided on approximately $54 of undistributed earnings of certain foreign subsidiaries at June 30, 2002. Accumulated undistributed earnings of certain foreign subsidiaries are considered permanently reinvested and are not subject to such taxes.

The tax benefit related to the Company’s stock option plans is recorded as an increase to equity when realized. In fiscal years 2002, 2001 and 2000, the Company realized tax benefits of approximately $12, $9 and $14, respectively. Stock option tax benefits are reflected as part of operating cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

16. Income Taxes (Continued)

The net deferred income tax assets (liabilities), both current and non-current at June 30, result from the tax effects of the following temporary differences:

	2002	2001

Deferred taxes — current
Safe harbor lease agreements	$(1)	$(2)
Compensation and benefit programs	11	(2)
Net operating loss and tax credit carryforwards	1	11
Inventory costs	6	2
Accruals and reserves	37	9
Other, net	4	8

Subtotal	58	26
Valuation allowance	(1)	—

Total current assets, net	57	26

Deferred taxes — noncurrent
Basis difference in fixed and intangible assets	(118)	(195)
Safe harbor lease agreements	(11)	(13)
Unremitted foreign earnings	(11)	(2)
Compensation and benefit programs	43	37
Merger and restructuring costs	7	18
Income recorded for book purposes only	(23)	(22)
Net operating loss and tax credit carryforwards	33	42
Accruals and reserves	5	6
Mark-to-market adjustments	8	—
Interest	(10)	(5)
Other, net	—	15

Subtotal	(77)	(119)
Valuation allowance	(65)	(28)

Total noncurrent liabilities, net	(142)	(147)

Deferred tax liabilities — net	$(85)	$(121)

As of June 30, 2002, the Company has foreign tax credit carryforwards of $5 with expiration dates between fiscal years 2004 and 2007. The Company also has income tax credit carryforwards in foreign jurisdictions of $1, which have expiration dates between fiscal years 2003 and 2005, and $1, which may be carried forward indefinitely. The tax benefits from foreign net operating loss carryforwards of $25 have expiration dates between fiscal year 2003 and 2009. Additionally, the tax benefit from foreign net operating loss carryforwards of $2 may be carried forward indefinitely.

The Company reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances as of June 30, 2002 and 2001 were $66 and $28, respectively and have been

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

16. Income Taxes (Continued)

provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance at June 30 are as follows:

	2002	2001

Valuation allowance at beginning of year	$(28)	$(29)
Impairment losses	(45)	—
Other	7	1

Valuation allowance at end of year	$(66)	$(28)

17. Employee Benefit Plans

RETIREMENT INCOME PLANS

The Company has qualified and non-qualified defined benefit plans that cover substantially all of the Company’s domestic employees and certain of its international employees. Benefits are based on either employee years of service and compensation or a stated dollar amount per year of service. Except for its Canadian plan, which has both the Company and employees contributing to the plan, the Company is the sole contributor to the plans in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of marketable equity and debt security investments.

At June 30, 2002 and 2001, the Company had minimum pension liabilities of $68 and $3, respectively, which were recorded to accumulated other comprehensive net losses, with an offset to other liabilities. Minimum pension liability adjustments were required to recognize a liability equal to the unfunded accumulated benefit obligation based on the market value of the assets that decreased due to asset performance.

The projected benefit obligation, accumulated benefit obligation (“ABO”) and fair value of plan assets for those pension plans with an ABO in excess of plan assets were $288, $273 and $222, respectively, as of June 30, 2002 and $34, $28, and $23, respectively, as of June 30, 2001.

RETIREMENT HEALTH CARE

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The health care plans were amended in fiscal year 2001 to limit the Company’s contribution to certain levels for non-union retirees. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The plans are unfunded, and the Company has the right to modify or terminate certain of these plans.

The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation (“APBO”) was 15% for 2002-2003. These rates were assumed to gradually decrease by 2% for the next two years, then by 1% each year thereafter until an ultimate trend of 5.5% is reached in 2010-2011. Changes in these rates can have a significant effect on amounts reported. A one percentage point increase in the trend rates would increase the June 30, 2002 APBO by $1 and increase the fiscal year 2002 expense by less than $1. A one percentage point decrease in the trend rates would decrease the June 30, 2002 APBO by $1 and decrease the fiscal year 2002 expense by less than $1.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

17. Employee Benefit Plans (Continued)

Summarized information for the Company’s retirement income and health care plans are as follows as of and for the fiscal years ended June 30:

			Retirement
	Retirement Income Plans		Health Care

	2002	2001	2002	2001

Change in benefit obligations
Benefit obligation at beginning of year	$308	$278	$77	$79
Service cost	14	11	2	2
Interest cost	23	22	5	5
Plan amendments	1	4	(7)	(14)
Actuarial loss	14	15	4	9
Benefits paid	(25)	(22)	(6)	(5)

Benefit obligation at end of year	335	308	75	76

Change in plan assets
Fair value of assets at beginning of year	288	331	—	—
Actual return on plan assets	(21)	(27)	—	—
Employee contribution	—	4	—	—
Employer contribution	3	2	6	5
Benefits paid	(25)	(22)	(6)	(5)

Fair value of plan assets at end of year	245	288	—	—
Unfunded status	(90)	(20)	(75)	(76)
Unrecognized prior service cost	(5)	(7)	(11)	(5)
Unrecognized loss	95	31	5	1

Prepaid/(accrued) benefit cost	$—	$4	$(81)	$(80)

Amount recognized in the balance sheets consists of:
Prepaid benefit cost	$9	$28	$—	$—
Accrued benefit liability	(77)	(27)	(81)	(80)
Accumulated other comprehensive net losses	68	3	—	—

Net amount recognized	$—	$4	$(81)	$(80)

	2002	2001	2002	2001

Weighted-average assumptions as of June 30:
Discount rate	6.75% to 7.25%	7% to 7.5%	7.25%	7.50%
Rate of compensation increase	3.5% to 7.25%	3.5% to 7.5%	N/A	N/A
Expected return on plan assets	8% to 9.5%	8% to 9.5%	N/A	N/A

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

17. Employee Benefit Plans (Continued)

	Retirement			Retirement
	Income Plans			Health Plans

	2002	2001	2000	2002	2001	2000

Components of net periodic benefit cost
Service cost	$14	$12	$12	$2	$2	$3
Interest cost	23	21	18	5	5	5
Expected return on plan assets	(31)	(31)	(30)	—	—	—
Amortization of unrecognized items	(1)	(7)	(6)	(1)	1	—

Total net periodic benefit cost or (income)	5	(5)	(6)	6	8	8
Total benefits and curtailment gains	—	—	(1)	—	—	—

Total expense (income)	$5	$(5)	$(7)	$6	$8	$8

The Company has defined contribution plans for most of its domestic employees not covered by collective bargaining agreements. The cost of those plans is based on the Company’s profitability and participants’ deferrals. The plans include The Clorox Company Employee Retirement Investment Plan (ERIP) which has two components, a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are matched with the Company’s contributions. Company contributions to the profit sharing component are discretionary and are based on performance targets that are measured by the “Clorox Value Measure.” The aggregate cost of the defined contribution plans, including the ERIP, was $38 in fiscal year 2002, $3 in fiscal year 2001 and $15 in fiscal year 2000.

18. Industry Segment Information

Information regarding the Company’s operating segments is shown below. Each segment is individually managed with separate operating results that are reviewed regularly by the chief operating decision makers. Starting in fiscal year 2002, the Glad business unit is reported under the Household Products — North America segment and the European automotive care businesses are reported under the Specialty Products segment due to management realignment and organizational changes effective in fiscal year 2002. Information presented below for prior years has been reclassified to conform to the current year’s presentation of segment results. Intersegment sales are insignificant. The operating segments include:

•	Household Products — North America: Includes cleaning, bleach, water filtration products, and the food storage and disposal categories marketed in the United States and all products marketed in Canada.

•	Household Products — Latin America/Other: Includes operations outside the United States and Canada, excluding the European automotive care business.

•	Specialty Products: Includes charcoal, the United States and European automotive care businesses, cat litter, insecticides, food products and professional products.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

18. Industry Segment Information (Continued)

The table below represents operating segment information as of and for the fiscal years ended June 30:

			Household
		Household	Products —		Corporate
		Products —	Latin America/	Specialty	Interest	Total
	Fiscal Year	North America	Other	Products	and Other	Company

Net sales	2002	$2,198	$559	$1,304	$—	$4,061
	2001	2,097	584	1,222	—	3,903
	2000	2,175	605	1,209	—	3,989
Earnings (losses) before income	2002	535	(129)	517	(425)	498
taxes and cumulative effect of	2001	453	72	397	(446)	476
change in accounting principle	2000	599	68	403	(460)	610
Equity in earnings of affiliates	2002	—	16	—	—	16
	2001	—	16	—	—	16
	2000	—	17	—	—	17
Identifiable assets	2002	1,403	740	876	611	3,630
	2001	1,432	1,011	888	664	3,995
	2000	1,593	1,062	987	711	4,353
Capital expenditures	2002	46	10	30	91	177
	2001	62	31	32	67	192
	2000	73	21	28	36	158
Depreciation and amortization	2002	82	23	26	59	190
	2001	92	42	38	53	225
	2000	82	36	35	48	201
Non-cash charges included in costs of products sold and	2002	9	200	—	—	209
merger, restructuring and asset	2001	60	10	24	—	94
impairment	2000	—	5	6	1	12

Corporate, Interest and Other includes certain non-allocated administrative costs, amortization of trademarks and other intangible assets (and goodwill in fiscal years 2001 and 2000), interest income, interest expense, and other income and expense. Merger, restructuring and asset impairment costs and related inventory write-offs totaling $237, $98, and $40 in fiscal years 2002, 2001 and 2000, respectively, have been allocated to the applicable segment. These charges by segment, have been allocated as follows: Household Products — North America, $14 in fiscal year 2002 and $61 in fiscal year 2001; Specialty Products, $26 in fiscal year 2001, and $6 in fiscal year 2000; Household Products — Latin America/ Other, $216 in fiscal year 2002, $11 in fiscal year 2001, $11 in fiscal year 2000; and Corporate, Interest and Other, $7 in fiscal year 2002 and $23 in fiscal year 2000. Corporate assets include cash and cash equivalents, the Company’s headquarters and research and development facilities. The aggregate net pre-tax gain on divestitures totaling $33 for fiscal year ended 2002 is included in the Specialty Products and Household Products — North America segments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

18. Industry Segment Information (Continued)

Net sales to the Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, were 23%, 20%, and 19% of consolidated net sales in fiscal years 2002, 2001 and 2000, respectively. The Household Products — North America and Specialty Products segments net sales to Wal-Mart Stores, Inc. and its affiliates were no greater than 29% and 21%, respectively, of net sales for those segments for any of the fiscal years ended June 30, 2002, 2001 and 2000. No other customer exceeded 6% of net sales in any year.

Sales of Clorox liquid bleach represent approximately 10% of total Company net sales. No other brand exceeded 10% of net sales in any year.

19. Commitments and Contingent Liabilities

The Company has entered into an obligation to purchase raw materials at various indexed prices through September 2010. Estimated annual purchase commitments based on annual requirements and current market prices are $5 in each of fiscal years 2003 through 2007, and $18 thereafter.

The Company is subject to various lawsuits and claims, which include contract disputes, environmental issues, product liability, patent and trademark, advertising and tax matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management, after consultation with counsel, that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

20.	Earnings per Share

A reconciliation of the weighted average number of common shares outstanding (in thousands) used to calculate basic and diluted earnings per share is as follows for the fiscal years ended June 30:

	2002	2001	2000

Basic	231,849	236,149	236,108
Stock options and other	2,855	3,334	3,506

Diluted	234,704	239,483	239,614

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

21. Quarterly Data (Unaudited)

The Company’s quarterly data is as follows:

	Quarters Ended

	September 30	December 31	March 31	June 30	Total Year(5)

In millions, except per-share amounts.
Fiscal year ended June 30, 2002
Net sales	$991	$901	$1,033	$1,136	$4,061
Cost of products sold	566	514	597	631	2,308
Net earnings(1), (2), (3), (4)	79	51	46	145	322
Per common share:
Net earnings
Basic	$0.34	$0.22	$0.20	$0.64	$1.39
Diluted	0.33	0.22	0.20	0.63	1.37
Dividends	0.21	0.21	0.21	0.21	0.84
Market price (NYSE)
High	$39.71	$40.85	$45.35	$47.95	$47.95
Low	33.85	34.83	38.45	40.60	33.85
Year-end					41.35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2002, 2001 and 2000

(Millions of Dollars, Except Share and Per-Share Amounts)

21. Quarterly Data (Unaudited) (Continued)

	Quarters Ended

	September 30	December 31	March 31	June 30	Total Year(5)

In millions, except per-share amounts.
Fiscal year ended June 30, 2001
Net sales	$963	$876	$962	$1,102	$3,903
Cost of products sold	549	525	584	662	2,319
Earnings before cumulative effect of change in accounting principle	$100	$64	$79	$81	$325
Cumulative effect of change in accounting principle	(2)	—	—	—	(2)

Net earnings(1), (2)	$98	$64	$79	$81	$323

Per common share:
Basic
Earnings before cumulative effect of change in accounting principle	$0.43	$0.27	$0.33	$0.34	$1.38
Cumulative effect of change in accounting principle	(0.01)	—	—	—	(0.01)

Net earnings	$0.42	$0.27	$0.33	$0.34	$1.37

Diluted
Earnings before cumulative effect of change in accounting principle	$0.42	$0.27	$0.33	$0.34	$1.36
Cumulative effect of change in accounting principle	(0.01)	—	—	—	(0.01)

Net earnings	$0.41	$0.27	$0.33	$0.34	$1.35

Dividends	$0.21	$0.21	$0.21	$0.21	$0.84
Market price (NYSE)
High	$45.88	$48.63	$37.40	$36.18	$48.63
Low	33.44	28.38	30.15	29.95	28.38
Year-end					33.85

(1)	The Company expenses advertising costs in the year incurred, although such costs for interim periods are generally expensed ratably in relation to revenues.

(2)	Net earnings for the first, second, third and fourth quarters of fiscal year 2002 include the pre-tax effect of restructuring and asset impairment charges of $40, $66, $100 and $35, respectively. Net earnings for the second, third and fourth quarters of fiscal year 2001 include the pre-tax effect of restructuring and asset impairment charges of $4, $23 and $32, respectively.

(3)	Net earnings for the third quarter of fiscal year 2002 include the pre-tax effect of the net gain of $33 recognized on the sales of the Maxforce and Himolene businesses.

(4)	Net earnings for the fourth quarter of fiscal year 2002 includes the pre-tax effect of the reversal to income of the net accrued liability of $10 related to the Company’s performance unit program.

(5)	Due to rounding, totals for the year may not equal the sum of the quarterly amounts.

RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS

The Company’s management is responsible for the preparation of the accompanying consolidated financial statements and for their content as well as other information contained in this annual report. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include amounts which are based on management’s best estimates and judgments.

The Company maintains a system of internal accounting controls that includes selection and development of employees, division of duties, and written accounting and operating policies and procedures augmented by a continuing internal audit program. Although there are inherent limitations in the effectiveness of any system of accounting controls, the Company believes that its system provides reasonable, but not absolute, assurance that its assets are safeguarded from unauthorized use or disposition and that its accounting records are sufficiently reliable to permit the preparation of financial statements that conform in all material respects with accounting principles generally accepted in the United States of America. See also certification section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 after Signatures under the heading “Certifications.”

The Company has retained Deloitte & Touche LLP, independent public accountants, to audit the financial statements. Their accompanying report is based on an examination conducted in accordance with auditing standards generally accepted in the United States of America, which includes a review of the Company’s systems of internal control as well as tests of accounting records and procedures sufficient to enable them to render an opinion on the Company’s financial statements, taken as a whole.

The Board of Directors has an audit committee composed of independent directors. The Committee meets periodically and independently throughout the year with management, internal auditors and the independent accountants to discuss the Company’s internal accounting controls, auditing and financial reporting matters. The internal auditors and independent accountants have unrestricted access to the audit committee.

INDEPENDENT AUDITORS’ REPORT

The Stockholders and Board of Directors of The Clorox Company:

We have audited the accompanying consolidated balance sheets of The Clorox Company and its subsidiaries (the “Company”) as of June 30, 2002 and 2001, and the related consolidated statements of earnings, stockholders’ equity and cash flows for the fiscal years ended June 30, 2002, 2001 and 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2002 and 2001, and the results of its operations and its cash flows for the fiscal years ended June 30, 2002, 2001, and 2000 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Oakland, California

September 4, 2002

FIVE-YEAR FINANCIAL SUMMARY

The Clorox Company

Years ended June 30	2002	2001	2000	1999	1998

In millions, except share and per-share data.
OPERATIONS
Net sales	$4,061	$3,903	$3,989	$3,886	$3,762

Cost of products sold	2,308	2,319	2,250	2,181	2,124
Operating expenses	1,001	914	959	974	965
Interest and other expense, net	13	135	134	132	124
Merger, restructuring and asset impairment	241	59	36	180	3

Total costs and expenses	3,563	3,427	3,379	3,467	3,216

Earnings before income taxes and cumulative effect of change in accounting principle	498	476	610	419	546
Income taxes	176	151	216	173	196

Earnings before cumulative effect of change in accounting principle	322	325	394	246	350
Cumulative effect of change in accounting principle	—	(2)	—	—	(7)

Net earnings	$322	$323	$394	$246	$343

Change in net sales	4%	-2%	3%	3%	8%
Change in net earnings	—	-18%	60%	-28%	14%

COMMON STOCK
Weighted average shares (in thousands)
Basic	231,849	236,149	236,108	235,364	234,666
Diluted	234,704	239,483	239,614	240,002	239,540
Net earnings per common share
Basic
Earnings before cumulative effect of change in accounting principle	$1.39	$1.38	$1.67	$1.05	$1.49
Cumulative effect of change in accounting principle	—	(0.01)	—	—	(0.03)

Net earnings	$1.39	$1.37	$1.67	$1.05	$1.46

Diluted
Earnings before cumulative effect of change in accounting principle	$1.37	$1.36	$1.64	$1.03	$1.46
Cumulative effect of change in accounting principle	—	(0.01)	—	—	(0.03)

Net earnings	$1.37	$1.35	$1.64	$1.03	$1.43

Dividends per common share	$0.84	$0.84	$0.80	$0.71	$0.63
Stockholders’ equity per common share at end of year	$6.07	$8.03	$7.62	$6.67	$6.32

OTHER DATA
Property, plant and equipment, net	$922	$1,046	$1,079	$1,054	$1,016
Capital expenditures	177	192	158	176	190
Long-term debt	678	685	590	702	704
Total assets	3,630	3,995	4,353	4,132	4,065
Stockholders’ equity	1,354	1,900	1,794	1,570	1,473
Return on net sales(1)	8%	8%	10%	6%	9%
Return on average stockholders’ equity(2)	19%	18%	23%	16%	24%

(1)	Return on net sales is calculated by dividing net earnings by net sales.

(2)	Return on average stockholders’ equity is calculated by dividing net earnings by the average of the last five quarters of stockholders’ equity.

Printed on Recycled Paper

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX COMPANY

P R O X Y	The undersigned, whose signature appears on the reverse, hereby appoints G.C. SULLIVAN, P.D. BEWLEY and K.M. ROSE, and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the shares of Common Stock of The Clorox Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 20, 2002, and at any and all adjournments thereof, on all matters that may properly come before the meeting.

Your shares will be voted as directed on this card. If signed and no direction is given for any item, it will be voted in favor of items 1 and 2.

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

YOUR VOTE IS IMPORTANT. BY RETURNING YOUR VOTING INSTRUCTIONS
PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING
FOLLOW-UP MAILINGS, AND HELP THE COMPANY
AVOID ADDITIONAL EXPENSE.

Ù   Detach Proxy Card Here If You Are Voting by Mail and Return in Enclosed Envelope   Ù

CLOROX HAS EXPANDED THE SERVICES AVAILABLE ON OUR SHAREHOLDER DIRECT LINE.

     Call Shareholder.com at (888) CLX-NYSE (259-6973) to access the following information:

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Press 1 to request faxed press releases

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Press 6	Frequently Asked Questions

Log on to www.clorox.com/investors to view many of these same items online or to request mailed materials. You can also sign up for Clorox’s news by email service.

[x]	Please mark choices in blue or black ink as in this example.

The Board of Directors unanimously recommends a vote FOR the election of the nominees for director and FOR proposal 2.

		FOR	WITHHELD	NOMINEES:				FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS (SEE LIST TO THE RIGHT)	[ ]	[ ]	01 Daniel Boggan, Jr. 02 Tully M. Friedman 03 Christoph Henkel 04 William R. Johnson 05 Robert W. Matschullat 06 Gary G. Michael 07 Klaus Morwind	08 Jan L. Murley 09 Lary R. Scott 10 Michael E. Shannon 11 G. Craig Sullivan	2.	PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP, CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2003.	[ ]	[ ]	[ ]

	For, except vote withheld from the following nominee(s):						Check this box if you have comments or a change of address and use the back of this card.			[ ]
							Check this box if you wish to attend and vote at the meeting. Please refer to the Notice of Annual Meeting for information on what documentation you must show to gain admission.			[ ]

SIGNATURE(S)	DATE

NOTE:	Your signature should conform with your name as printed above. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. If stock is owned by a partnership or corporation, please indicate your capacity in signing the proxy. If stock is held in joint partnership, all co-owners must sign. Please sign, date and return promptly.

Ù   Detach Proxy Card Here If You Are Voting by Mail and Return in Enclosed Envelope   Ù

THE CLOROX COMPANY – ANNUAL MEETING – NOVEMBER 20, 2002

CLOROX OFFERS PHONE OR INTERNET VOTING
24 hours a day, 7 days a week

On a touch-tone phone, call toll-free 1-877-779-8683 (outside the United States, Canada, Puerto Rico and the U.S. Virgin Islands, call 201-536-8073). You will be prompted for the following.

➢	Enter the last four digits of your Social Security number.

➢	Enter the control number from the box above, just below the perforation.

➢	You will then have two options:

OPTION 1:	To vote as the Board of Directors recommends on all proposals; or

OPTION 2:	To vote on each proposal separately.

➢	Your vote will be repeated to you and you will be asked to confirm it.

Log on to the Internet and type www.exproxyvote.com/clx

➢	Have your proxy card ready and follow the instructions.

➢	You will be able to request future mailings via the Internet.

Your electronic vote authorizes the proxies named on the reverse of this card to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If you have voted by phone or Internet, please do not return the proxy card.

THANK YOU FOR VOTING!